EXHIBIT 10.176

LOAN AGREEMENT (MULTI-STATE)

Dated as of May 21, 2004

Between

WELLS REIT – AUSTIN, TX, L.P., WELLS REIT – MULTI-STATE OWNER, LLC,

WELLS REIT – NASHVILLE, TN, LLC and WELLS REIT – BRIDGEWATER, NJ, LLC

as Borrowers

and

MORGAN STANLEY MORTGAGE CAPITAL INC.,

as Lender

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3.1.4	Litigation	42
3.1.5	Agreements	42
3.1.6	Consents	42
3.1.7	Title	43
3.1.8	No Plan Assets	43
3.1.9	Compliance	43
3.1.10	Financial Information	44
3.1.11	Condemnation	44
3.1.12	Utilities and Public Access	44
3.1.13	Separate Lots	44
3.1.14	Assessments	44
3.1.15	Enforceability	44
3.1.16	Assignment of Leases	44
3.1.17	Insurance	45
3.1.18	Licenses	45
3.1.19	Flood Zone	45
3.1.20	Physical Condition	45
3.1.21	Boundaries	45
3.1.22	Leases	45
3.1.23	Filing and Recording Taxes	46
3.1.24	Single Purpose	46
3.1.25	Intentionally Deleted.	49
3.1.26	Intentionally Deleted.	49
3.1.27	Tax Filings	49
3.1.28	Solvency	50
3.1.29	Federal Reserve Regulations	50
3.1.30	Organizational Chart	50
3.1.31	Bank Holding Company	50
3.1.32	No Other Debt	50
3.1.33	Investment Company Act	50
3.1.34	Access/Utilities	51
3.1.35	No Bankruptcy Filing	51
3.1.36	Full and Accurate Disclosure	51
3.1.37	Foreign Person	51
3.1.38	No Change in Facts or Circumstances; Disclosure	51
3.1.39	Perfection of Accounts	51
3.1.40	REA	52
Section 3.2	Survival of Representations	52

IV. BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants	52
4.1.1	Existence; Compliance with Legal Requirements	52
4.1.2	Taxes and Other Charges	52
4.1.3	Litigation	53
4.1.4	Access to Individual Properties	53

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4.1.5	Further Assurances; Supplemental Mortgage Affidavits	54
4.1.6	Financial Reporting	54
4.1.7	Title to the Individual Properties	56
4.1.8	Estoppel Statement	56
4.1.9	Leases	57
4.1.10	Alterations	58
4.1.11	Intentionally Deleted	59
4.1.12	Material Agreements	59
4.1.13	Performance by Borrower	59
4.1.14	Costs of Enforcement/Remedying Defaults	59
4.1.15	Business and Operations	59
4.1.16	Loan Fees	60
Section 4.2	Borrower Negative Covenants	60
4.2.1	Due on Sale and Encumbrance; Transfers of Interests	60
4.2.2	Liens	60
4.2.3	Dissolution	60
4.2.4	Change in Business	60
4.2.5	Debt Cancellation	60
4.2.6	Affiliate Transactions	61
4.2.7	Zoning	61
4.2.8	Assets	61
4.2.9	No Joint Assessment	61
4.2.10	Principal Place of Business	61
4.2.11	ERISA	61
4.2.12	Material Agreements	62
4.2.13	REA	62

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance.	62
5.1.1	Insurance Policies	62
5.1.2	Insurance Company	67
Section 5.2	Casualty and Condemnation	68
5.2.1	Casualty	68
5.2.2	Condemnation	68
5.2.3	Business Interruption Insurance Proceeds	69
Section 5.3	Delivery of Net Proceeds.	69
5.3.1	Minor Casualty or Condemnation	69
5.3.2	Major Casualty or Condemnation	70

VI. RESERVE FUNDS

Section 6.1	Required Repair Fund	73
6.1.1	Deposit of Required Repair Funds	73
6.1.2	Release of Required Repair Funds	73
Section 6.2	Tax Funds.	74

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6.2.1	Deposits of Tax Funds	74
6.2.2	Release of Tax Funds	74
Section 6.3	Insurance Funds.	74
6.3.1	Deposits of Insurance Funds	74
6.3.2	Release of Insurance Funds	75
Section 6.4	Capital Expenditure Funds	75
6.4.1	Deposits of Capital Expenditure Funds	75
6.4.2	Release of Capital Expenditure Funds	75
Section 6.5	Rollover Funds.	77
6.5.1	Deposits of Rollover Funds	77
6.5.2	Release of Rollover Funds	77
Section 6.6	Lease Termination Rollover Funds.	78
6.6.1	Deposits of Rollover Funds	78
6.6.2	Release of Lease Termination Rollover Funds	78
Section 6.7	Ground Rent Funds.	79
6.7.1	Deposits of Ground Rent Funds.	79
6.7.2	Release of Ground Rent Funds.	79
Section 6.8	Application of Reserve Funds	80
Section 6.9	Security Interest in Reserve Funds	80
6.9.1	Grant of Security Interest	80
6.9.2	Income Taxes	80
6.9.3	Prohibition Against Further Encumbrance	80
Section 6.10	Letters of Credit	80
6.10.1	Delivery of Letters of Credit	80
Section 6.11	Provisions Regarding Letters of Credit	81
6.11.1	Security for Debt	81
6.11.2	Additional Rights of Lender	81

VII. PROPERTY MANAGEMENT

Section 7.1	The Management Agreement	82
Section 7.2	Prohibition Against Termination or Modification	82
Section 7.3	Replacement of Manager	83

VIII. PERMITTED TRANSFERS

Section 8.1	Permitted Transfer of the Individual Properties	83
Section 8.2	Permitted Transfers of Interest in Borrowers	83
Section 8.3	Permitted Easements.	84

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1	Sale of Mortgage and Securitization	84
Section 9.2	Securitization Indemnification	85

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SCHEDULES

Schedule I	–	Rent Roll
Schedule II	–	Required Repairs
Schedule III	–	Organizational Chart
Schedule IV	–	Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule V	–	Individual Properties
Schedule VI	–	Reserved
Schedule VII	–	Description of REA
Schedule VIII	–	Allocated Loan Amounts
Schedule IX	–	The Other Loans
Schedule X	–	Managers and Management Agreements
Schedule XI	–	Exceptions to Representations and Warranties
Schedule XII	–	Form of Estoppel Letter
Schedule XIII	–	Form of Ground Lessor Estoppel

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LOAN AGREEMENT

THIS LOAN AGREEMENT (MULTI-STATE), dated as of May 21, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, having an address at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (“Lender”), and WELLS REIT – AUSTIN, TX, L.P., a Delaware limited partnership, WELLS REIT – MULTI-STATE OWNER, LLC, WELLS REIT – NASHVILLE, TN, LLC and WELLS REIT – BRIDGEWATER, NJ, LLC, each a Delaware limited liability company and each of the foregoing having an address at c/o Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, Georgia 30092-6040 (individually a “Borrower” and collectively, the “Borrowers”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrowers desire to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrowers, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acquired Properties” shall have the meaning set forth in Section 9.1(c)

“Acquired Property Statements” shall have the meaning set forth in Section 9.1(c).

“Additional Partial Defeasance Collateral” shall mean, in connection with an Additional Partial Defeasance Event, U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note issued in connection with such Additional Partial Defeasance Event after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Additional Partial Defeasance Date” shall have the meaning set forth in Section 2.5.3(a)(i).

“Additional Partial Defeasance Event” shall have the meaning set forth in Section 2.5.3(a).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean LaSalle Bank, National Association and any successor Eligible Institution thereto.

“Allocated Loan Amount” shall mean the portion of the Loan allocated to each Individual Property as set forth on Schedule VIII attached hereto. The Allocated Loan Amount of each Individual Property shall be reduced by the principal amount that the Loan is prepaid pursuant to this Agreement in connection with a Condemnation or Casualty affecting such Individual Property and the Allocated Loan Amount of any Individual Property that is the subject of an Additional Partial Defeasance Event shall be reduced by the amount of the Defeased Note attributable to such Individual Property and created in connection with such Additional Partial Defeasance Event. In addition, and subject to Section 2.5.2(a)(iv), the Allocated Loan Amounts of the Individual Properties securing the Undefeased Note after a Partial Defeasance Event shall be reduced by the amount of the Excess Release Amount that is allocated to the Loan pursuant to Section 2.5.2(a)(iv); provided, however, that the amount of such reduction with respect to each such Individual Property and the Individual Properties that are affected shall be determined by Lender in its reasonable discretion (after consultation with the Borrowers).

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean with respect to each Individual Property, three percent (3%) of the Allocated Loan Amount for that Individual Property.

“Annual Budget” shall mean the operating and capital budget for all Individual Properties on a combined basis and for each Individual Property setting forth the related Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).

“Assignment of Leases” shall mean, collectively, the First Assignment of Leases and the Second Assignment of Leases.

“Assignment of Management Agreement” shall mean, with respect to each Individual Property and collectively as to the Individual Properties, those certain Assignments of Management Agreement and Subordination of Management Fees dated the date hereof each among the applicable Borrower, the Manager named therein and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Aventis Lease” shall mean, with respect to the Individual Property located in Bridgewater, New Jersey, that certain lease dated December 22, 2000 between Wells Bridgewater I, LLC, as landlord, and Aventis Inc. (successor to Aventis Pharmaceuticals, Inc.), as tenant, as amended and assigned prior to the date hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean, with respect to an Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean, any of the following in its individual capacity: WELLS REIT – AUSTIN, TX, L.P., a Delaware limited partnership, WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company, WELLS REIT – NASHVILLE, TN, LLC, a Delaware limited liability company, and WELLS REIT – BRIDGEWATER, NJ, LLC, a Delaware limited liability company, each together with its permitted successors and permitted assigns.

“Borrowers” shall mean, collectively, WELLS REIT – AUSTIN, TX, L.P., a Delaware limited partnership, WELLS REIT – MULTI-STATE OWNER, LLC, a Delaware limited liability company, WELLS REIT – NASHVILLE, TN, LLC, a Delaware limited liability company, and WELLS REIT – BRIDGEWATER, NJ, LLC, a Delaware limited liability company, together with their permitted successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Cap Ex Amount” shall mean, as to each Individual Property, an annual amount equal to the product of (a) $0.25 multiplied by (b) the number of square feet in the Improvements at such Individual Property.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Individual Properties and required to be capitalized according to GAAP.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.

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“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Agreement” shall mean that certain Portfolio Cash Management Agreement of even date herewith among Lender, the Borrowers, Wells REIT – Orange County, CA, L.P., Manager, the Other Manager and Agent.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any of the Individual Properties or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Citicorp Lease” shall mean, with respect to the Individual Property located in Englewood Cliffs, New Jersey, that certain Agreement of Lease between MSGW Real Estate Fund, L.L.C., as landlord and Citicorp North America, Inc., as tenant, dated October 24, 1997, as amended by letter dated November 12, 1997, as amended by that certain First Amendment to Lease dated March 26, 1998, as amended that certain Second Amendment to Lease, dated June 3, 1998 and as amended by that certain Third Amendment to Lease, undated but executed May 7, 1999.

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement (Multi-State) dated as of the date hereof, among the Borrowers, Wells REIT – Orange County, CA, L.P., the Lender and the Clearing Bank (as defined therein).

“Clearing Account” shall mean the “Clearing Account” as defined in the Clearing Account Agreement.

“Closing Date” shall mean the date of funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Component A1” shall mean that portion of the Loan in the amount of Fifty Million Two Hundred Thousand and No/100 Dollars ($50,200,000.00) made by Lender to Borrowers pursuant to this Agreement.

“Component A1 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A2” shall mean that portion of the Loan in the amount of Forty Million One Hundred Sixty Thousand and No/100 Dollars ($40,160,000.00) made by Lender to Borrowers pursuant to this Agreement.

“Component A2 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

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“Component A3” shall mean that portion of the Loan in the amount of Thirty-Five Million One Hundred Forty Thousand and No/100 Dollars ($35,140,000.00) made by Lender to Borrowers pursuant to this Agreement.

“Component A3 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A4” shall mean that portion of the Loan in the amount of Twenty-Five Million One Hundred Thousand and No/100 Dollars ($25,100,000.00) made by Lender to Borrowers pursuant to this Agreement.

“Component A4 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A5” shall mean that portion of the Loan in the amount of Fifteen Million Sixty Thousand and No/100 Dollars ($15,060,000.00) made by Lender to Borrowers pursuant to this Agreement.

“Component A5 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component A6” shall mean that portion of the Loan in the amount of Ten Million Forty Thousand and No/100 Dollars ($10,040,000.00) made by Lender to Borrowers pursuant to this Agreement.

“Component A6 Rate” shall mean a rate per annum equal to four and eighty-four hundredths percent (4.84%).

“Component Rates” means, collectively, the Component A1 Rate, Component A2 Rate, Component A3 Rate, Component A4 Rate, Component A5 Rate and the Component A6 Rate.

“Components” shall mean, collectively, Component A1, Component A2, Component A3, Component A4, Component A5 and Component A6.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any of the Individual Properties, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon (including, without limitation, any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period) and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity, the Guaranty of Other Loans, any other Loan Document or any Guaranty Security Document.

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“Debt Service” shall mean, with respect to any particular period of time, scheduled principal, if any, and interest payments under the Note.

“Debt Service Coverage Ratio” shall mean (a) with respect to all Individual Properties and the Other Properties, the ratio of (i) Underwritable Cash Flow for the Individual Properties and the Other Properties (to the extent then subject to the liens of the Other Mortgages) for the twelve (12) calendar month period immediately preceding the date of calculation to (ii) the projected Debt Service that would be due for the twelve (12) calendar month period immediately following such calculation under the Note and each “Note” (as defined in the Other Loan Agreements) (to the extent not theretofore prepaid) evidencing the Other Loans, assuming an annual loan constant of nine percent (9.0%) of the aggregate outstanding principal balance of the Loan and the Other Loans as of the date of such calculation and (b) with respect to an Individual Property, the ratio of (y) Underwritable Cash Flow for the subject Individual Property for the immediately preceding twelve (12) calendar month period to (z) the projected Debt Service that would be due with respect to the Allocated Loan Amount applicable to the subject Individual Property for the twelve (12) month period immediately following such calculation based upon an assumed loan constant for such period equal to nine percent (9%) of the Allocated Loan Amount with respect to such Individual Property as of the date of such calculation.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4.0%) above the Interest Rate.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.

“Defeased Note” shall have the meaning set forth in Section 2.5.2(a)(v).

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c)(iv).

“Eligible Account” shall mean an identifiable and separate account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R.

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§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrowers and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“ERISA” shall have the meaning set forth in Section 3.1.8.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Excess Release Amount” shall mean the amount by which the Release Amount exceeds the Allocated Loan Amount of the applicable Individual Property or Individual Properties on the Total Defeasance Date or the Partial Defeasance Date, as the case may be.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c)(vi).

“Excusable Delay” shall mean a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrowers, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrowers.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(e).

“First Assignment of Leases” shall mean, with respect to each Individual Property, and collectively as to the Individual Properties, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, executed and delivered by each Borrower, as assignor, as security for its obligations under this Agreement and the Note and encumbering such Individual Property, or collectively encumbering such Individual Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“First Mortgage” shall mean, with respect to each Individual Property, and collectively as to the Individual Properties, a first priority Mortgage (or Deed of Trust, as applicable) and Security Agreement, dated as of the date hereof, executed and delivered each Borrowers as security for its obligations under this Agreement and the Note, and encumbering such Individual Property, or collectively encumbering the Individual Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Gemini Lease” shall mean, with respect to the Individual Property located in Parsippany, New Jersey, that certain lease dated July 7, 2000, between Wells Operating Partnership, L.P., as landlord, and Exodus Communications, Inc., as tenant, as amended and assigned prior to the date hereof.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Individual Properties from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrowers to any Governmental Authority, non-recurring revenues as determined by Lender, proceeds from the sale or refinancing of any Individual Property, security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and any disbursements to Borrowers from the Reserve Funds or any other fund established by the Loan Documents.

“Ground Lease” shall mean any ground lease with a Borrower as the tenant which now or at any time during the term of the Loan becomes a part of the collateral for the Loan in accordance with this Agreement, together with any amendments, restatements, supplements, extensions or other modifications thereto.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under a Ground Lease.

“Ground Rent Funds” shall have the meaning set forth in Section 6.7.1.

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“Guarantor” shall mean Wells Operating Partnership, L.P., a Delaware limited partnership.

“Guarantees” shall mean, collectively, the Guaranty and each other Guaranty of Recourse Carveouts of even date herewith executed by Guarantor for the benefit of the Other Lenders with respect to the Other Loans, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty” shall mean that certain Guaranty of Recourse Carveouts of even date herewith executed by Guarantor for the benefit of Lender with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Other Loans” shall mean those certain Guarantees as to Other Loans executed by each Borrower for the benefit of Lender of even date herewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty Security Documents” shall mean, collectively, the Second Mortgage, the Second Assignment of Leases, the Guaranty of Other Loans, the Subordination of Management Agreement and all other documents now or hereafter executed and/or delivered by each Borrower in connection with, and/or as security for, the Guaranty of Other Loans.

“Harcourt Lease” shall mean, with respect to the Individual Property located in Austin, Texas, that certain Lease, dated December 21, 1999, between Carr Development and Construction, L.P., a Delaware limited partnership, as landlord (successor-in-interest to CarrAmerica Realty, L.P., a Delaware limited partnership, and Harcourt, Inc., a Delaware corporation) and Harcourt, Inc., a Delaware corporation, as tenant, as amended and assigned prior to the date hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall have the meaning set forth in Section 3.1.24(p).

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“Individual Property” shall mean each parcel of real property, the improvements thereon and all personal property owned by a Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and improvements, as more particularly described in the granting clauses of such Mortgages. The location of each Individual Property is set forth on Schedule V attached hereto.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Interest Period” shall mean for each interest period commencing June 7, 2004, the period commencing on (and including) the seventh (7th) day of each calendar month and ending on (and including) the sixth (6th) day of the following calendar month. Each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean a rate per annum equal to the applicable Component Rate or the weighted average of all Component Rates, as the context requires.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Fee” shall have the meaning set forth in Section 6.6.1.

“Lease Termination Rollover Funds” shall have the meaning set forth in Section 6.6.1.

“Legal Requirements” shall mean, with respect to a Borrower and each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Borrower or such Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to such Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, together with its successors and assigns and Participants.

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“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution which shall provide that if at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting such Individual Property or any portion thereof or any interest therein, or any interest in a Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of One Hundred Seventy-Five Million Seven Hundred Thousand and No/100 Dollars ($175,700,000.00) made by Lender to Borrowers pursuant to this Agreement, which loan is comprised of the Components.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the First Mortgage, the First Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Guarantees, the Assignment of Management Agreement and any other document pertaining to the Individual Properties as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Major Lease” shall mean any Lease (i) covering more than 20,000 square feet at any Individual Property or (ii) made with a Tenant that is a Tenant under another Lease at such Individual Property or that is an Affiliate of any other Tenant under a Lease at such Individual Property, if the Leases together cover more than 20,000 square feet.

“Management Agreement” shall mean, with respect to each Individual Property, and collectively as to the Individual Properties, as the context may require, the management agreements entered into by and between a Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to said Individual Property or Individual Properties, as the context may require.

“Manager” shall, with respect to each Individual Property, have the meaning set forth on Schedule X attached hereto or any other manager approved in accordance with the terms and conditions of the Loan Documents.

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“Manager Termination Ratio” shall have the meaning set forth in Section 7.3.

“Material Agreements” means, with respect to each Individual Property, each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of such Individual Property, other than the Management Agreement and the Leases, under which there is an obligation of a Borrower to pay more than $1,000,000.00 per annum.

“Maturity Date” shall mean June 7, 2014 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, (i) if a Total Defeasance Event occurs, the Maturity Date shall mean the Permitted Prepayment Date, or (ii) if a Partial Defeasance Event or Additional Partial Defeasance Event occurs, the Maturity Date of the Defeased Note relating to such Partial Defeasance Event or Additional Partial Defeasance Event shall mean the Permitted Prepayment Date.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” shall mean Fifty Thousand and No/100 Dollars ($50,000).

“Monthly Payment Date” shall mean the seventh (7th) day of every calendar month occurring during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall have the meaning set forth in Section 9.2(b).

“Morgan Stanley Group” shall have the meaning set forth in Section 9.2(b).

“Mortgage” or “Mortgages” shall mean, individually or collectively, as the case may be, the First Mortgage and the Second Mortgage.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to an Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

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“Non-Consolidation Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Alston & Bird LLP in connection with the Loan.

“Note” shall mean, collectively, Note A1, Note A2, Note A3, Note A4, Note A5 and Note A6. The definition of Note shall also include any Undefeased Notes, but shall not include any Defeased Notes.

“Note A1” shall mean that certain Promissory Note A1 dated the date hereof in the original principal amount of Component A1 from Borrowers for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A2” shall mean that certain Promissory Note A2 dated the date hereof in the original principal amount of Component A2 from Borrowers for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A3” shall mean that certain Promissory Note A3 dated the date hereof in the original principal amount of Component A3 from Borrowers for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A4” shall mean that certain Promissory Note A4 dated the date hereof in the original principal amount of Component A4 from Borrowers for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A5” shall mean that certain Promissory Note A5 dated the date hereof in the original principal amount of Component A5 from Borrowers for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Note A6” shall mean that certain Promissory Note A6 dated the date hereof in the original principal amount of Component A6 from Borrowers for the benefit of Lender, as the same may hereafter be amended, supplemented, split, restated, increased, extended or consolidated from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“Obligations” shall have the meaning set forth in the Mortgage.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrowers which is signed by an authorized senior officer of Borrowers.

“Operating Agreements” shall mean the REA, including any other covenants, restrictions or agreements of record relating to the construction, operation or use of each Individual Property.

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“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Individual Properties, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, a management fee equal to the greater of three percent (3%) of annual rents or the actual management fee, $0.25 per rentable square foot of the Improvements per annum with respect to capital costs and $1.25 per rentable square foot of the Improvements per annum with respect to tenant rollover expenses, but excluding actual Capital Expenditures, depreciation, amortization, Extraordinary Expenses and deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to adjustment by Lender to normalize such costs and expenses.

“Other Assignment of Leases” shall mean, individually and collectively, the Assignment of Leases (as defined in the Other Loan Agreements).

“Other Assignments of Management Agreements” shall mean, individually and collectively, the Assignments of Management Agreements (as defined in the Other Loan Agreements).

“Other Borrowers” shall mean, individually and collectively, the borrowers under any or all of the Other Loans as more particularly set forth on Schedule IX attached hereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any of the Individual Properties, now or hereafter levied or assessed or imposed against any of the Individual Properties or any part thereof.

“Other Guarantees” shall mean, individually and collectively, each “Guaranty of Other Loans” (as defined in the other Loan Agreements) executed by each of the Other Borrowers, to the extent applicable.

“Other Lenders” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation, as the lender under the Other Loan Agreements, together with its successors and assigns.

“Other Loan Agreements” shall mean, individually and collectively, the loan agreements dated as of the date hereof pursuant to which Lender has made the Other Loans to the Other Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Other Loan Documents” shall mean, individually and collectively, the “Loan Documents” (as defined in the Other Loan Agreements), including, without limitation, the Other Loan Agreements.

“Other Loans” shall mean, individually and collectively, those loans made by the Other Lender to the Other Borrowers contemporaneously herewith, as more particularly set forth on Schedule IX attached hereto.

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“Other Manager” shall mean, the “Manager” (as defined in the Other Loan Agreement entered into among the Other Lender and Wells REIT – Orange County, CA, L.P.) of the Other Property located in Brea, California.

“Other Mortgages” shall mean, individually and collectively, the Mortgages (as defined in the Other Loan Agreements) encumbering the Other Properties.

“Other Properties” shall mean, individually and collectively, the properties owned by the Other Borrowers, as more particularly set forth on Schedule IX attached hereto.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.

“Partial Defeasance Collateral” shall mean, in connection with a Partial Defeasance Event, U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note issued in connection with such Partial Defeasance Event after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.5.2(a)(i).

“Partial Defeasance Event” shall have the meaning set forth in Section 2.5.2(a).

“Participant” shall mean any Person that has purchased a participation in this Loan Agreement pursuant to Section 11.27.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents and the Guaranty Security Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, and (v) any Leases permitted hereunder.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean March 7, 2014.

“Permitted Transferee” shall mean a corporation, partnership or limited liability company (i) acceptable to Lender in its reasonable discretion based on then current underwriting and credit requirements for commercial mortgage loans in the secondary market secured by similar properties, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and (iii) whose counsel has delivered to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion.

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“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets Regulation” shall have the meaning set forth in Section 3.1.8.

“Policies” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain [Construction, Operation and Reciprocal Easement Agreements] more specifically described on Schedule VII attached hereto and made a part hereof.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“REIT” shall mean Wells Real Estate Investment Trust, Inc., a Maryland corporation.

“Related Party” or “Related Parties” shall have the meaning set forth in Section 3.1.26.

“Release Amount” shall mean (a) in connection with a Total Defeasance Event (as defined herein and in each of the Other Loan Agreements) of the Loan and all the Other Loans, an amount equal to one hundred percent (100%) of the Allocated Loan Amount for all of

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the Individual Properties, (b) in connection with a Total Defeasance Event (as defined herein and in each of the Other Loan Agreements) of the Loan and less than all of the Other Loans, an amount equal to one hundred twenty percent (120%) of the Allocated Loan Amounts for the Individual Properties, and (c) in connection with a Partial Defeasance Event, an amount equal to one hundred twenty percent (120%) of the Allocated Loan Amounts for the Individual Properties being defeased; provided, however, that the Borrower shall be permitted to increase the Release Amount under (b) or (c) above in order to satisfy the debt service coverage ratio tests set forth in Sections 2.5.1(a)(xiii) and 2.5.2(a)(vii) hereof and Section 2.5.1(a)(xii) of the Other Loan Agreement entered into by Wells REIT – Orange County, CA, L.P.

“Release Date” shall mean the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“Release Property” shall have the meaning set forth in Section 2.5.2(a)(i).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds all or any portion of the Note or any Component.

“Rent Deficiency” shall have the meaning set forth in Section 6.6.2.

“Rents” shall mean, with respect to each Individual Property, all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrowers or its agents or employees from any and all sources arising from or attributable to such Individual Property.

“Replacement Lease” shall have the meaning set forth in Section 6.6.2.

“Required Repair Funds” shall have the meaning set forth in Section 6.1.1.

“Required Repairs” shall have the meaning set forth in Section 6.1.1.

“Reserve Funds” shall mean, collectively, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Required Repair Funds, the Rollover Funds and to the extent required hereunder, Ground Rent Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean ten percent (10%) of the Allocated Loan Amount for the affected Individual Property.

“Rollover Amount” shall mean, as to each Individual Property, an annual amount equal to the product of (a) $1.25 multiplied by (b) the number of square feet in the Improvements at such Individual Property.

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“Rollover Funds” shall have the meaning set forth in Section 6.5.1.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean (a) in connection with a Total Defeasance Event, scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on the Note as of the Maturity Date), (b) in connection with a Partial Defeasance Event, scheduled payments of interest and principal under the Defeased Note created in connection with such Partial Defeasance Event for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on the Defeased Note as of the Maturity Date), and (c) in connection with an Additional Partial Defeasance Event, scheduled payments of interest and principal under the Defeased Note created in connection with such Additional Partial Defeasance Event for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance on such Defeased Note as of the Maturity Date), and, in each case, all payments required after the Defeasance Date under the Loan Documents for servicing fees and other similar charges.

“Second Assignment of Leases” shall mean, with respect to each Individual Property, and collectively with respect to the Individual Properties, that certain second priority Assignment of Leases and Rents, dated as of the date hereof, executed and delivered by each Borrower, as assignor, to Lender, as assignee, as security for such Borrower’s obligations under the Guaranty of Other Loans and encumbering such Individual Property, or collectively encumbering such Individual Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Mortgage” shall mean, with respect to each Individual Property, and collectively with respect to the Individual Properties, a second priority Mortgage (or Deed of Trust, as applicable) and Security Agreement, dated as of the date hereof, executed and delivered by each Borrower as security for such Borrower’s obligations under the Guaranty of Other Loans and encumbering each Individual Property, or collectively encumbering such Individual Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrowers grant Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

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“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“SPC Party” shall have the meaning set forth in Section 3.1.24(o).

“Standard Statement” shall have the meaning set forth in Section 9.1(c).

“State” shall mean, with respect to each Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“State Street Lease” shall mean, with respect to the Individual Property located in Quincy, Massachusetts, that certain lease dated November 30, 2000, between Wells Operating Partnership, L.P., as landlord and SSB Realty LLC, as tenant, as amended prior to the date hereof.

“Subordination of Management Agreement” shall mean, with respect to each Individual Property, that certain Subordination of Management Agreement and Management Fees dated the date hereof among the related Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Substitute Property” and “Substitute Properties” shall have the meaning set forth in Section 2.6.

“Substitute Property Loan Amount” shall have the meaning set forth in Section 2.6(k).

“Substituted Property” and “Substituted Properties” shall have the meaning set forth in Section 2.6.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any of the Individual Properties or part thereof, together with all interest and penalties thereon.

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“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of any Individual Property.

“Termination Space” shall have the meaning set forth in Section 6.6.1.

“Terrorism Insurance Premium Limit” shall mean the aggregate amount of $500,000 which shall be reasonably allocated by Borrowers and the Other Borrowers to each of the Individual Properties and the Other Properties.

“Threshold DSCR” shall mean 1:65 to 1:00.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Total Defeasance Collateral” shall mean, in connection with a Total Defeasance Event, U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.5.1(a).

“Total Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Treasury Rate” shall mean, as of the Maturity Date, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another recognized source of financial market information selected by Lender. Lender’s determination of the Treasury Rate shall be final absent manifest error.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, Public Law 107-297.

“Trigger Event” shall mean the occurrence of either of the following: (a) an Event of Default or (b) Lender’s determination that the Debt Service Coverage Ratio with respect to all of the Individual Properties and the Other Properties combined is less than 1.50 to 1.00.

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“Trigger Period” shall mean the period commencing on the date upon which a Trigger Event occurs and ending on the date that Lender determines that (a) if the Trigger Event is of the type described in clause (a) of the definition thereof, the Event of Default that such Trigger Event relates to has been cured and no longer exists, or (b) if the Trigger Event is of the type described in clause (b) of the definition thereof and provided no Event of Default has occurred and is continuing, the Debt Service Coverage Ratio with respect to all of the Individual Properties and the Other Properties combined, as calculated by Lender for each of the immediately preceding six (6) calendar months, is equal to or greater than 1.50 to 1.00.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State or Commonwealth in which the related Individual Property is located; provided, however, that when used in connection with the Accounts, UCC or Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in the state of New York.

“Undefeased Note” shall have the meaning set forth in Section 2.5.2(a)(v) hereof.

“Underwritable Cash Flow” shall mean the excess of Gross Revenue over Operating Expenses. Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Lender based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to

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the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrowers and Borrowers shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrowers shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note in the aggregate stated principal amount of One Hundred Seventy-Five Million Seven Hundred Thousand and No/100 Dollars ($175,700,000.00) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrowers shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Individual Properties, (ii) pay all past due Basic Carrying Costs, if any, in respect of the Individual Properties, (iii) deposit the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (v) fund any working capital requirements of the Individual Properties, as approved by Lender and (vi) retain the balance, if any.

2.1.5 Modification of the Components. Lender shall have the right, at any time prior to a Securitization, to modify the Loan in order to create additional Components, reduce the number of Components, reallocate the principal balances of the Components or eliminate the Component structure of the Loan provided that (a) the total principal balance of the Loan as of the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification, (b) the weighted average interest rate of all such Components on the date created shall equal the weighted average interest rate that was applicable to the Components immediately prior to the modification of such Components and (c) any voluntary or required prepayment of the Loan shall be applied, provided no Event of Default has

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occurred and is continuing, on a prorata basis as to all Components. Lender shall have the right to modify the Components in accordance with this Section 2.1.5 upon notice to Borrowers in which event such modification shall then be deemed effective. If requested by Lender, Borrowers shall promptly execute an amendment to this Agreement, the Note, the Loan Documents and the Guaranty Security Documents to evidence such modification. Borrowers shall, at Lender’s expense, cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.3 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

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Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date Borrowers shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through June 6, 2004. On the Monthly Payment Date occurring in July 2004 and on each Monthly Payment Date thereafter to and including the Maturity Date, Borrowers shall make a payment to Lender of interest accruing hereunder during the entire Interest Period in which such Monthly Payment Date occurs, calculated in the manner set forth herein. Provided no Event of Default shall have occurred, each payment shall be applied (a) first to accrued and unpaid interest on all of the Components on a pari passu basis and (b) on the Maturity Date, to the principal balance of the Components in the following order of priority: pro rata and pari passu according to the principal amount of Note A1, Note A2, Note A3, Note A4, Note A5 and Note A6.

2.3.2 Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrowers on the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents.

2.3.4 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c) All payments required to be made by Borrowers hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date, Borrower may, provided no Event of Default has occurred, at its option and upon ten (10) days prior notice to Lender (or such shorter period of time as may be permitted by

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Lender in its sole discretion), prepay the Debt in whole only on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date and such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing account at an Eligible Institution, with interest accruing on such amounts to the benefit of Borrower; such amounts prepaid shall be applied to the Loan on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender does not make such Net Proceeds available to Borrower for Restoration of the related Individual Property, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date. Any prepayment made under this Section 2.4.2(a) shall be applied to the Allocated Loan Amount with respect to such Individual Property which will be reduced in an amount equal to any such prepayment made pursuant to this Section 2.4.2 and (b) shall be applied to the outstanding principal balance of the Components in the following order of priority: pro rata and pari passu according to the principal balance of Note A1, Note A2, Note A3, Note A4, Note A5 and Note A6.

2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrowers, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrowers, such purchaser at foreclosure or other Person shall pay the Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Any amounts received by Lender while any Event of Default exists may be applied by Lender toward the payment of interest and/or principal of any of the Components and/or any other amounts due under the Loan Documents and the Guaranty Security Documents in such order, priority and proportions as Lender in its sole discretion shall deem proper.

Section 2.5 Defeasance.

2.5.1 Total Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrowers shall have the right at any time after the Release Date and prior to the Permitted Prepayment Date, to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage encumbering all Individual Properties by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrowers shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

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(ii) Borrowers shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Total Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii) Borrowers shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.4 and 2.5.5 hereof;

(iv) Borrowers shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v) Borrowers shall deliver to Lender an opinion of counsel for Borrowers that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Total Defeasance Event pursuant to this Section 2.5.1, (C) the Total Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(vi) Borrowers shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(vii) Borrowers shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1 have been satisfied;

(viii) Borrowers shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix) Borrowers shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request;

(x) Borrowers shall pay all costs and expenses of Lender incurred in connection with the Total Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses;

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(xi) Intentionally Deleted;

(xii) If all of the Other Borrowers have not elected to voluntarily defease the entire amount of all of the Other Loans and obtain a release of the lien of the Other Mortgages encumbering all the Other Properties, or the Other Borrowers have not satisfied all of the conditions for a “Total Defeasance Event” (as defined in the Other Loan Agreements) set forth in Section 2.5.1 of the Other Loan Agreements, then Borrowers shall cause the Other Borrowers to deposit with the Other Lenders the Additional Partial Defeasance Collateral into the “Defeasance Collateral Account” (as defined in the Other Loan Agreements) and shall cause the Other Borrowers to satisfy the conditions set forth in Section 2.5.3 of the Other Loan Agreements. Borrowers acknowledge and agree that Lender and the Other Lenders shall determine, in their reasonable discretion (after consultation with the Borrowers), which of the Other Borrowers that Borrowers are required to cause to comply with this subsection (xii) and Section 2.5.3 of the Other Loan Documents and which of the Other Loans shall be affected;

(xiii) If all of the Other Borrowers have not elected to voluntarily defease the entire amount of all of the Other Loans and obtain a release of the lien of the Other Mortgages encumbering all the Other Properties, or the Other Borrowers have not satisfied all of the conditions for a “Total Defeasance Event” (as defined in the Other Loan Agreements) set forth in Section 2.5.1 of the Other Loan Agreements, then, after giving effect to the Total Defeasance of the Loan, the Debt Service Coverage Ratio with respect to the remaining Other Properties shall not be less than the greater of (A) the Debt Service Coverage Ratio of all Individual Properties encumbered by the Mortgage and the Other Properties encumbered by the Other Mortgages prior to the release and (B) the Threshold DSCR; and

(xiv) With respect to the matters referred to in clause (xiii), Borrowers shall have delivered to Lender, and the Rating Agencies shall have received from Borrowers, (A) statements of the Underwritable Cash Flow and Debt Service (both on a consolidated basis and separately for the applicable Individual Properties or Other Properties to be released) for the applicable measuring period and (B) based on the foregoing statements of Underwritable Cash Flow and Debt Service, calculations of the Debt Service Coverage Ratio both with and without giving effect to the proposed Total Defeasance Event and any “Total Defeasance Event” under any of the Other Loan Agreements, and (C) calculations of the ratios referred to in such clause (xiii), accompanied by an Officer’s Certificate stating that such statements, calculations and information are true, correct and complete in all material respects.

(b) If Borrowers have elected to defease the entire Note and the requirements of this Section 2.5 have been satisfied, all of the Individual Properties shall be released from the lien of their respective First Mortgage and security agreements or pledges entered into as, or in connection with, the other Loan Documents and their respective Second Mortgage and the other security agreements or pledges entered into as, or in connection with, the other Guaranty Security Documents and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the

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release of the Liens, Borrowers shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrowers shall pay all costs, taxes and expenses associated with the releases of the lien of each Mortgage, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of any Mortgage on any of the Individual Properties.

2.5.2 Partial Defeasance. (a) Provided no Event of Default shall have occurred and remain uncured, Borrowers shall have the right at any time after the Release Date and prior to the Permitted Prepayment Date, to voluntarily defease a portion of the Loan and obtain a release of the lien of the related Mortgage encumbering one or more Individual Properties by providing Lender with the Partial Defeasance Collateral (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:

(i) Borrowers shall provide Lender not less than thirty (30) days prior written notice (or a shorter period of time if permitted by Lender in its sole discretion) specifying (A) a Monthly Payment Date (the “Partial Defeasance Date”) on which the Partial Defeasance is to occur, and (B) the Individual Property or Individual Properties proposed to be released from the lien of the applicable Mortgage (individually a “Release Property” and collectively the “Release Properties”);

(ii) Borrowers shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums then due under the Note, this Agreement, the applicable Mortgage and the other Loan Documents with respect to such Release Property or Release Properties, as applicable;

(iii) Except to the extent that all or any portion of the Excess Release Amount is allocated to any of the Other Loans and the Other Properties pursuant to subsection (iv) below, Borrowers shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.4 and 2.5.5 hereof;

(iv) The Excess Release Amount shall be allocated to the Loan and/or the Other Loans as determined by Lender and the Other Lenders, in their reasonable discretion (after consultation with the Borrowers) (and the reduction of the Allocated Loan Amounts of such affected Individual Properties or Other Properties shall be reduced in accordance with the definition of Allocated Loan Amount set forth herein and the Other Loan Agreements, as applicable). If the Excess Release Amount is allocated to the Loan, then Borrower shall comply with the provisions of this Section 2.5.2. To the extent that all or any portion of the Excess Release Amount is allocated to any Other Loan (it

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being understood that any portion of the Excess Release Amount that exceeds the outstanding principal balance of the Note must be allocated to the Other Loans), then Borrowers shall cause the Other Borrowers to deposit with the Other Lenders “Additional Partial Defeasance Collateral” (as defined in the Other Loan Agreements) into the “Defeasance Collateral Account” (as defined in the Other Loan Agreements) and shall otherwise cause the Other Borrowers to satisfy the conditions set forth in Section 2.5.3. Borrowers acknowledge and agree that Lender and the Other Lenders shall determine, in their reasonable discretion (after consultation with the Borrowers), which of the Other Borrowers are required to comply with this subsection (iv) and Section 2.5.3 of the Other Loan Agreements, and which of the Other Loans and the Other Properties shall be affected.

(v) Borrowers shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes (or, if the Note consists of separate component notes, two groups of component notes), one note (or one group of component notes) having an aggregate principal balance equal to the Release Amount (excluding the portion of the Excess Release Amount allocated to any of the Other Loans in accordance with subsection (iv) above) (the “Defeased Note”), and the other note (or group of component notes) having an aggregate principal balance equal to the outstanding principal balance of the Note immediately prior to the Partial Defeasance Event, minus the outstanding principal balance of the Defeased Note created in connection with the Partial Defeasance Event (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance and the monthly payment amount. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of the Borrowers is established pursuant to Section 2.5.5. A Defeased Note may not be the subject of any further defeasance;

(vi) Borrowers shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vii) After giving effect to the release of the lien of the related Mortgage encumbering the Release Property or Release Properties, as applicable, proposed by Borrower to be released, the Debt Service Coverage Ratio with respect to the remaining Individual Properties and the Other Properties is not less than the greater of (A) the Debt Service Coverage Ratio of all Individual Properties encumbered by the Mortgage and the Other Properties encumbered by the Other Mortgages prior to the release and (B) the Threshold DSCR;

(viii) With respect to the matters referred to in clause (vii), Borrowers shall have delivered to Lender, and the Rating Agencies shall have received from Borrowers, (A) statements of the Underwritable Cash Flow and Debt Service (both on a consolidated basis and separately for the applicable Individual Property or Individual Properties to be released) for the applicable measuring period and (B) based on the foregoing statements of Underwritable Cash Flow and Debt Service, calculations of the Debt Service Coverage Ratio both with and without giving effect to the proposed Partial Defeasance Event, and

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(C) calculations of the ratios referred to in such clause (vii), accompanied by an Officer’s Certificate stating that such statements, calculations and information are true, correct and complete in all material respects;

(ix) Borrowers shall deliver to Lender an opinion of counsel for Borrowers that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance Event pursuant to this Section 2.5.2, (C) the Partial Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes, (D) delivery of the Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(x) Borrowers shall deliver to Lender a Rating Agency Confirmation as to the Partial Defeasance Event;

(xi) Borrowers shall deliver to Lender a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xii) Borrowers shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.2(a) have been satisfied; and

(xiii) Borrowers shall pay all costs and expenses of Lender incurred in connection with the Partial Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses.

(b) If Borrowers have elected to make a partial defeasance and the requirements of this Section 2.5.2 have been satisfied, the Release Property or Release Properties, as applicable, shall be released from the Liens of their respective First Mortgage and the other Loan Documents (other than the Note and the other Loan Documents and only to the extent that such Loan Documents are not expressly stated to survive) and their respective Second Mortgage and the other Guaranty Security Documents (but only to the extent that such Loan Documents are not expressly stated to survive). In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Partial Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents and Guaranty Security Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which such Individual Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be

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delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrowers shall pay all costs, taxes and expenses associated with the release of the Lien of any Mortgage and Second Mortgage, including Lender’s reasonable attorneys’ fees. Borrowers shall cause title to the Release Property(ies) so released from the Lien of the Mortgage and the Second Mortgage to be transferred to and held by a Person other than a Borrower, provided, that if such transfer is to an Affiliate of Borrowers, an updated non-consolidation opinion acceptable to Lender and the Rating Agencies must be delivered in connection therewith. Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage or Second Mortgage on any of the Individual Properties.

2.5.3 Additional Partial Defeasance Collateral. (a) If (1) a “Total Defeasance Event” (as defined in the Other Loan Documents) or a “Partial Defeasance Event” (as defined in the Other Loan Agreements) has occurred, and (2) the Lender and the Other Lenders have determined, in their reasonable discretion (after consultation with the Borrowers and the Other Borrowers) that all or a portion of the “Excess Release Amount” (as defined in the Other Loan Agreements) with respect to the Other Loans that are being defeased shall be allocated to one or more Individual Properties and subject to the terms and provisions of this Section 2.5.3 (an “Additional Partial Defeasance Event”), then Borrowers shall satisfy each of the following provisions:

(i) Borrowers shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Monthly Payment Date on which the “Total Defeasance Event” (as defined in the Other Loan Agreements) or the “Partial Defeasance Event” (as defined in the Other Loan Agreements) of the applicable Other Loan is to occur (the “Additional Partial Defeasance Date”) and (B) all other sums then due under the Note, this Agreement, the applicable Mortgage and the other Loan Documents with respect to the Individual Property or Individual Properties which Lender and the Other Lenders have selected as the Individual Properties to be subject to this Section 2.5.3;

(ii) Borrowers shall deposit the Additional Partial Defeasance Collateral relating to the Excess Release Amount (as defined in the Other Loan Agreement pursuant to which the Other Loans were defeased) which Lender and the Other Lenders have allocated to one or more of the Individual Properties into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.4 and 2.5.5 hereof;

(iii) Borrowers shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue a Defeased Note having an aggregate principal balance equal to the portion of the “Excess Release Amount” (as defined in the Other Loan Agreements) that is allocated to the Loan and the subject Individual Property or Individual Properties, as the case may be, and an Undefeased Note having an aggregate principal balance equal to the outstanding principal balance of the Note immediately prior to the Additional Partial Defeasance Event minus the principal amount of the Defeased Note executed in connection with such Additional Partial Defeasance Event. The Defeased Note and Undefeased Note shall have, provided no

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Event of Default exists during the term of the Loan, identical terms as the Note except for the principal balance and the monthly payment amount. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of the Borrowers is established pursuant to Section 2.5.4. A Defeased Note may not be the subject of any further defeasance;

(iv) Borrowers shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Additional Partial Defeasance Collateral;

(v) Borrowers shall deliver to Lender an opinion of counsel for Borrowers that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Additional Partial Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Additional Partial Defeasance Event pursuant to this Section 2.5.3, (C) the Additional Partial Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes, (D) delivery of the Additional Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) a non-consolidation opinion with respect to the Successor Borrower;

(vi) Borrowers shall deliver to Lender a Rating Agency Confirmation as to the Additional Partial Defeasance Event;

(vii) Borrowers shall deliver to Lender a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Additional Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(viii) Borrowers shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.3(a) have been satisfied; and

(ix) Borrowers shall pay all costs and expenses of Lender incurred in connection with the Additional Partial Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses.

(b) No defeasance of all or any portion of the Note pursuant to this Section 2.5.3 shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage or Second Mortgage on any of the Individual Properties.

2.5.4 Defeasance Collateral Account. On or before the date on which Borrower delivers the Total Defeasance Collateral, Partial Defeasance Collateral or Additional

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Partial Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral, and (ii) cash from interest and principal paid on the Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied to accrued and unpaid interest and on the Maturity Date, shall be first applied to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be retained in the Defeasance Collateral Account and applied to payments due on subsequent Monthly Payment Dates or released to Borrowers upon the payment and satisfaction in full of the Debt. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral is deposited to enter an agreement with Borrowers and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral in accordance with this Agreement. The Borrowers or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrowers shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.5 Successor Borrower. In connection with a Total Defeasance Event, Partial Defeasance Event of Additional Partial Defeasance Event under this Section 2.5, Borrower shall, if required by the Rating Agencies or if Borrowers elect to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrowers’ option, be an Affiliate of the Borrowers unless the Rating Agencies shall require otherwise. Borrowers shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the Total Defeasance Collateral, Partial Defeasance Collateral or Additional Partial Defeasance Collateral, as applicable, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower that owned the Individual Property released pursuant to Section 2.5 hereof shall be relieved of its obligations under such documents except to the extent of any cross-collateralization required hereunder. Borrowers shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Borrowers shall pay all costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

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Section 2.6 Substitution of Properties

Subject to the terms and conditions set forth in this Section 2.6, on and after the Release Date, a Borrower may obtain a release of the Lien of a Mortgage (and the related Loan Documents) encumbering an Individual Property (a “Substituted Property”), by substituting therefor one or more properties of like kind and quality acquired by Borrower (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that no such substitution may occur after the date that is eight (8) years after the date of this Agreement. In addition, any such substitution shall be subject, in each case, to the satisfaction of the following conditions precedent:

(a) Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and the Substituted Property;

(b) The Substitute Property must be a property as to which a Borrower will hold indefeasible fee or ground leasehold title free and clear of any lien or other encumbrance except for Permitted Encumbrances, Leases and easements, restrictive covenants and other title exceptions which do not have a material adverse effect on the utility or value of such property for its current use.

(c) Lender and the Rating Agencies shall have received a copy of a deed conveying all of such Borrower’s right, title and interest in and to the Substituted Property to an entity other than a Borrower or an Affiliate of the Borrowers (such transferee, the “Buyer”) in an arms’ length transaction together with a copy of a fully executed contract of sale between the Buyer and the related Borrower which contract of sale (i) at the time of substitution, is not subject to any unsatisfied contingencies, except for the payment of the purchase price by the purchaser and the delivery of title by such Borrower and (ii) evidence that any good-faith deposit required under such contract of sale has been deposited into escrow.

(d) Lender and the applicable Rating Agencies shall have received an MAI appraisal of the Substitute Property dated no more than thirty (30) days prior to the substitution by an appraiser acceptable to such Rating Agencies, indicating an appraised value of the Substitute Property that is at least equal to the greater of the appraised value of the Substituted Property determined by Lender as of the date hereof or determined by an Independent Appraiser within thirty (30) days of the encumbrance of the Substitute Property by the related Mortgage.

(e) The Debt Service Coverage Ratio for the Substitute Property shall be equal to the greater of (i) the Threshold DSCR and (ii) the Debt Service Coverage Ratio, as determined by Lender in its sole and absolute discretion, immediately prior to such substitution.

(f) The Underwritten Cash Flow for the Substitute Property either (i) does not show a successive decrease over the three (3) years immediately prior to the date of substitution, or (ii) if the Substitute Property has been substantially renovated within such three (3) year period, the Underwritten Cash Flow shall not show a successive decrease for such a period of not less than twelve (12) months.

(g) The Underwritten Cash Flow for the twelve (12) month period immediately preceding the substitution for the Substitute Property shall not be less than the Underwritten Cash Flow for the twelve (12) month period immediately preceding the substitution for the Substituted Property.

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(h) The Person transferring the Substitute Property is solvent and the Substitute Property was transferred to Borrower in an arm’s length transaction, which may include a transfer by an Affiliate of Borrower to Borrower as long as Borrower is giving a reasonably equivalent value (as determined by the appraisal obtained pursuant to clause (d) above) for the Substitute Property.

(i) If the Loan is part of a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such substitution.

(j) No Event of Default shall have occurred and be continuing and Lender and the Rating Agencies shall have received an Officer’s Certificate certifying as to such absence of an Event of Default.

(k) The applicable Borrower shall have executed, acknowledged and delivered to Lender (A) a First Mortgage and a Second Mortgage, a First Assignment of Leases and a Second Assignment of Leases and UCC Financing Statements with respect to the Substitute Property, together with a letter from such Borrower countersigned by a title insurance company acknowledging receipt of such documents and agreeing to record or file, as applicable, such documents in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State of the state in which such Borrower is organized, so as to effectively create upon such recording and filing valid and enforceable liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be required under local law), subject only to the Permitted Encumbrances and such other liens as are permitted pursuant to the Loan Documents, (B) an Environmental Indemnity Agreement with respect to the Substitute Property, and (C) written confirmation and acceptance from each Guarantor and the Other Borrowers of such substitution and a reaffirmation by such Guarantor, the Borrowers and Other Borrowers with respect to guarantees executed by such Guarantor and Other Borrowers which relate to the Loan. The Mortgage, UCC-1 Financing Statements and Environmental Indemnity Agreement shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (p) below. The First Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such First Mortgage shall be equal to one hundred twenty-five percent (125%) of the amount of the Loan allocated to the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Property Loan Amount”) shall equal the Allocated Loan Amount of the related Substituted Property.

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(l) Lender shall have received (i) a “tie-in” or similar endorsement to each Title Insurance Policy insuring the lien of an existing Mortgage as of the date of the substitution available with respect to the Title Insurance Policy insuring the lien of the Mortgage with respect to the Substitute Property and (ii) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the lien of the Mortgage encumbering the Substituted Property, to the extent such agreements are available in the jurisdiction in which the Substitute Property is located. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are contained in the Title Insurance Policies insuring the liens of the existing Mortgage, to the extent available in the jurisdiction in which the Substitute Property is located and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or a closing statement showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid or will be paid at closing of the purchase of the Substitute Property.

(m) Lender shall have received a current title survey for each Substitute Property, certified to the title company and Lender and their successors and assigns, in the same form and having the same content as the certification of the Survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including items 1, (if readily available) 2, 3, 4, 6, 7 (a) (b) (c) , 8, 9, 10, 11 and 13 from Table A, or in accordance with similar successor standards typically accepted by prudent lenders in similar transactions. Such survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property. The surveyor’s seal shall be affixed to each survey and each survey shall certify that the Improvements located on the surveyed property is not located in an area identified by the Federal Emergency Management Agency as a “special flood hazard area”.

(n) Lender shall have received valid certificates of insurance indicating that the requirements for the Policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(o) Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report from a nationally recognized environmental consultant approved by the Rating Agencies (if applicable),

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not less than thirty (30) days prior to such release and substitution, which conclude that the Substitute Property does not contain any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as an office building and in full compliance with Hazardous Materials Laws) and is not subject to any risk of contamination from any off-site Hazardous Materials. If any such report discloses the presence of any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as an office building, in full compliance with Hazardous Materials Laws) or the risk of contamination from any off-site Hazardous Materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrowers upon the delivery to Lender of (i) an update to such report indicating that there is no longer any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance or repair of the Substitute Property or the operation thereof as an office building, in full compliance with Hazardous Materials Laws) on the Substitute Property or any danger of contamination from any off-site Hazardous Materials that has not been fully remediated in accordance with all applicable laws and (ii) paid receipts indicating that the costs of all such remediation work have been paid. Such report shall also state the amount of time that will be necessary to complete such remediation, as may be required by applicable law. Borrowers covenant to undertake any repairs, cleanup or remediation indicated.

(p) Borrowers shall deliver or cause to be delivered to Lender (i) an Officer’s Certificate and updates of all organizational documentation related to the Borrower substituting an Individual Property and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (ii) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction) and (iii) resolutions of the managing member of the Borrower substituting an Individual Property authorizing the substitution and any actions taken in connection with such substitution.

(q) Lender shall have received the following opinions of Borrowers’ counsel (which opinions, with respect to the opinions set forth in clauses (i), (ii) and (iii) below, shall be in form similar to the corresponding opinions delivered to Lender on the Closing Date: (i) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (j) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that the related Borrower is not required by applicable law to qualify to do business in such jurisdiction; (ii) an opinion of counsel stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (j) above were duly authorized, executed and delivered by the related Borrower and that, to the best of such Borrowers’ counsel’s knowledge, the execution and delivery of such Loan Documents and the performance by the related Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which such Borrower is a party or to which it or its properties are bound; (iii) title endorsements or, if such title endorsements are not

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available, an opinion of counsel insuring or opining, as applicable, that subjecting the Substitute Property to the lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or the Guaranty Security Documents or to realize the benefits of the cross-collateralization provided for thereunder; (iv) an update of the Non-Consolidation Opinion indicating that the substitution does not affect the opinions set forth therein; (v) an Officer’s Certificate and other reasonable evidence acceptable to the applicable Rating Agencies confirming that the substitution and the related transactions do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws and (vi) an opinion of counsel acceptable to the applicable Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC.

(r) Borrowers shall have paid or caused to be paid all Basic Carrying Costs relating to each of the Individual Properties and the Substitute Property, including, without limitation, (i) accrued but unpaid insurance premiums relating to each of the Individual Properties and the Substitute Property, (ii) currently due taxes (including any in arrears) relating to each of the Individual Properties and the Substitute Property and (iii) any other charges relating to each of the Individual Properties and Substitute Property which are currently due.

(s) Borrowers shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrowers shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrowers shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(t) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the three (3) most recently completed fiscal years and a current operating statement for the Substituted Property or, if information is not available for a three (3) year period or if the Substituted Property has been substantially renovated within such three (3) year period, such lesser period as is available, but in no event less than twelve (12) months. Each of the statements required under this clause (t) shall be certified to Lender as being true and correct and an Officer’s Certificate certifying that there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(u) The Borrower that owns the Substitute Property shall have used commercially reasonable efforts to obtain and deliver to Lender estoppel certificates from all of the Tenants of the Substitute Property, provided, that, such Borrower shall be required to deliver estoppel certificates acceptable to Lender from a minimum of seventy-five percent (75%) of the Tenants of the rentable square footage of such Substitute Property prior to effectuating the substitution contemplated by this Section 2.6. All such estoppel certificates shall be in the form attached hereto as Schedule XII (with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender) and shall indicate, among other things, that (i) the subject Lease is a valid and binding obligation of

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the tenant thereunder, (ii) there are no defaults under such Lease on the part of the landlord or Tenant thereunder, (iii) the Tenant thereunder has no defense or offset to the payment of rent under such leases, (iv) no rent under such lease has been paid more than one (1) month in advance, (v) the Tenant thereunder has no option or right of first refusal under such Lease to purchase all or any portion of the Substitute Property and (vi) all Tenant improvement work required under such Lease has been completed and the Tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, such Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that such Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(v) Lender shall have received copies of all Leases affecting the Substitute Property which shall be accompanied by an Officer’s Certificate certifying that such Leases being delivered are true and correct copies thereof. Lender shall have received a current Rent Roll of the Substitute Property certified pursuant to an Officer’s Certificate as being true and correct.

(w) Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Property constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(x) Lender shall have received a physical conditions report with respect to the Substitute Property from a nationally recognized structural consultant approved by the Rating Agencies (if applicable) in a form recognized and approved by such Rating Agencies not less than thirty (30) days prior to such release and substitution stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of material damage or waste. If compliance with any Legal Requirements are not addressed by the physical conditions report, such compliance shall be confirmed by delivery to Lender of a zoning report issued to Lender by a nationally recognized zoning review consultant, a certificate of an architect licensed in the state in which the Substitute Property is located, a letter from the municipality in which such Substitute Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the Title Insurance Policy delivered pursuant to clause (k) above (with respect to zoning laws) or a subdivision endorsement to the Title Insurance Policy delivered pursuant to clause (k) above (with respect to subdivision laws) to the extent such endorsements are available in the jurisdiction in which the Substitute Property is located. If the physical conditions report recommends that any repairs be made with respect to the Substitute Property, such physical conditions report shall either (i) include an estimate of the cost of such recommended repairs (in which case Borrower shall deposit into the Repair Escrow Account an amount equal to one hundred twenty-five percent (125%) of such estimated cost), or (ii) state the specific amounts

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that need to be reserved over time in order to meet the requirements of such replacements (in which case Borrower shall deposit such reserves into the Replacement Reserve Account on a monthly basis). Any such deposits shall constitute additional security for the Loan pursuant to Section 6.9 and shall be released to Borrowers pursuant to Section 6.4.2. Borrower covenants to undertake any repairs, cleanup or remediation indicated in the physical conditions report before the earlier of (A) the time required by Legal Requirements or (B) the time recommended in the physical conditions report.

(y) Lender shall have received the Management Agreement, if any, relating to the Substitute Property, and the related Borrower shall have demonstrated that such agreement is on substantially similar terms as the agreement then in place at the Substituted Property.

(z) If the Substitute Property is located in California or a seismic area designated as Zone 3 or 4 by the Rating Agencies (Source: ICBC, 1994 Uniform Building Code), Lender shall have received a PML study and a seismic report indicating the seismic zone in which the Substitute Property is located and otherwise acceptable to a prudent institutional mortgage lender and, if the reports would have been acceptable to a prudent institutional lender, Borrower shall obtain earthquake insurance in accordance with Section 5.1.1(a)(i).

(aa) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as the Rating Agencies may request.

(bb) If the related Borrower owns a ground leasehold estate in the Substitute Property, Lender shall have received (i) a certified copy of the ground lease for the Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which ground lease would be reasonably satisfactory to a prudent institutional mortgage lender and which contains customary leasehold mortgagee provisions and protections, and which shall provide, among other things, (A) for a remaining term of not less than thirty (30) years from the Maturity Date (including any extensions that are exercisable by Lender in the event such Borrower fails to do so when permitted or obligated thereunder), (B) that the ground lease shall not be terminated until Lender has received of an event of default thereunder and has been afforded a reasonable opportunity to cure the default or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as the tenant if the ground lease is terminated for any reason, (D) the non-merger of fee and leasehold estates, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement or to the restoration of the improvements, (ii) and a ground lessor estoppel in the form attached hereto as Exhibit XIII, with such modifications and additions as reasonably required after a review of the ground lease by Lender.

(cc) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Property together with an Officer’s Certificate attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

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(dd) Borrowers shall submit to Lender, not less than thirty (30) days prior to the date of such substitution, a release of lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located. Borrowers shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.6 have been satisfied.

(ee) The total Allocated Loan Amount, in the aggregate, for all prior Substituted Properties (including the current Substituted Property) under this Agreement and the Other Loan Agreements is less than thirty percent (30%) of the aggregate Original Principal Amount of the Loan and all of the Other Loans.

(ff) The Substitute Property shall be subject to the lien of the related Mortgage and subject to any cross-collateralization and cross-default provisions of this Loan Agreement and the Mortgages.

Upon the satisfaction of the foregoing conditions precedent, Lender will release its lien from the Substituted Property to be released and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Property Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substituted Property for all purposes hereunder.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that:

3.1.1 Organization. (a) Each Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Each Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Each Borrower is an organization of the type specified in the first paragraph of this Agreement. Each Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Each Borrower’s principal place of business and chief executive office, and the place where each Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of such Borrower) and will continue to be the address of such Borrower set forth in the first paragraph of this Agreement (unless such Borrower notifies Lender in writing at least thirty (30) days prior to

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the date of such change). The organizational identification number of Wells REIT-Austin, TX, L.P. assigned by the state of its incorporation or organization is 3797241 and its federal tax identification number is 20-1068388. The organizational identification number of Wells REIT–Multi-State Owner, LLC assigned by the state of its incorporation or organization is 3794978 and its federal tax identification number is 20-1068206. The organizational identification number of Wells-REIT Nashville, TN, LLC assigned by the state of its incorporation or organization is 3794982 and its federal tax identification number is 20-1068271. The organizational identification number of Wells REIT-Bridgewater, NJ, LLC assigned by the state of its incorporation or organization is 3794987 and its federal tax identification number is 20-1068464. No Borrower is subject to back-up withholding taxes.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Borrower and constitute the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrowers and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which any Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of any Borrower’s organizational documents or any agreement or instrument to which any Borrower is a party or by which it is bound, or any order or decree applicable to any Borrower, or result in the creation or imposition of any lien on any of any Borrower’s assets or property (other than the Individual Properties and pursuant to the Loan Documents and the Guaranty Security Documents).

3.1.4 Litigation. Except as disclosed on Schedule XI, there is no action, suit, proceeding or investigation pending or, to any Borrower’s knowledge, threatened against any Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of a Borrower to carry out the transactions contemplated by this Agreement.

3.1.5 Agreements. No Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of any Borrower or its properties or might have consequences that would adversely affect its performance hereunder.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by any Borrower of, or compliance by any Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrowers.

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3.1.7 Title. Each Borrower has good, marketable and insurable fee simple title to the real property comprising part of each of the Individual Properties that it owns and good title to the balance of each of the Individual Properties owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances, the Second Mortgage and the Second Assignment of Leases. The First Mortgage and the First Assignment of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on each Individual Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. The Second Mortgage and Second Assignment of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, second priority, perfected lien on each Individual Property, subject only to Permitted Encumbrances and the First Mortgage and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances and the First Mortgage and the First Assignment of Leases. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting any Individual Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Individual Properties, impair the use or operations of such Individual Properties or impair any Borrower’s ability to pay its obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) No Borrower is and no Borrower will be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”), and (c) transactions by or with Borrowers are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, as defined in Section 3(32) of ERISA.

3.1.9 Compliance. Except as set forth on Schedule XI attached hereto, Borrowers and each of the Individual Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower. No Borrower has committed any act which may give any Governmental Authority the right to cause any Borrower to forfeit any of the Individual Properties or any part thereof or any monies paid in performance of the Borrowers’ obligations under any of the Loan Documents or the Guaranty Security Documents.

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3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of each of the Individual Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of each Individual Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and reasonably likely to have a materially adverse effect on any of the Individual Properties or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of any Borrower or the Individual Properties from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrowers’ best knowledge, is contemplated with respect to all or any portion of any of the Individual Properties or for the relocation of roadways providing access to any of the Individual Properties.

3.1.12 Utilities and Public Access. Each of the Individual Properties has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses.

3.1.13 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitutes a separate tax lot and does not constitute a portion of any other tax lot not a part of such Individual Property.

3.1.14 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting any of the Individual Properties, nor are there any contemplated improvements to any of the Individual Properties that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower has asserted any right of rescission, set off, counterclaim or defense with respect thereto. The Guaranty Security Documents are not subject to any right of rescission, set off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Guaranty Security Documents, or the exercise of any right thereunder, render the Guaranty Security Documents unenforceable, and no Borrower has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. Each Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases at the related Individual Property, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to

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operate the related Individual Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrowers have obtained and has delivered to Lender certificates evidencing the insurance coverage provided under the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth on Schedule XI attached hereto, no claims have been made under any of the Policies, and no Person, including the Borrowers, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of each of the Individual Properties in the manner in which such Individual Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. Except as may be shown on a Survey, none of the Improvements on any of the Individual Properties are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. Except as may be disclosed in the engineering reports described on Schedule XI attached hereto, each of the Individual Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any of the Individual Properties, whether latent or otherwise, and no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any of the Individual Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as may be shown on a Survey, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances affecting the applicable Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by title insurance.

3.1.22 Leases. Except as set forth on Schedule XI attached hereto, each Borrower represents and warrants to Lender with respect to the Leases at the Individual Property(ies) that it owns: (a) each rent roll attached hereto as Schedules I(A) – I(E) is true, complete and correct and none of the Individual Properties are subject to any Leases other than the Leases for such Individual Property that are described in the applicable Schedule I, (b) the Leases identified on Schedules I(A) – I(E) are in full force and effect and there are no defaults

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thereunder by either party (other than non-material defaults by Tenants that it is commercially reasonable for the Borrower to excuse), (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by such Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by such Borrower to any Tenant has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Individual Properties to the applicable Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents and the Guaranty Security Documents, including, without limitation, the Mortgages, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Individual Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgages

3.1.24 Single Purpose. Each Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a) Borrower does not own and will not own any asset or property other than (i) its Individual Property(ies), and (ii) incidental personal property or other assets necessary for the ownership or operation of its Individual Property(ies).

(b) Borrower will not engage in any business other than the ownership, management and operation of the Individual Properties, entering into the Loan as a co-borrower and such Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower will not enter into any contract or agreement with any Affiliate of Borrowers, any constituent party of Borrowers or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note and (iii) Indebtedness incurred in the financing of equipment and other personal property used at the Individual Property(ies) that it owns; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) for each Individual Property, not in excess of three percent (3%) of the Allocated Loan Amount for such Individual Property in the aggregate, (y) paid not more than sixty (60) days from the date incurred as to the matters in subclause (ii) above and not

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more than sixty (60) days from the date due as to the matters in subclause (iii) above, subject only to such Borrower’s right to diligently prosecute a good faith dispute as to amounts due and payable in accordance with the provisions of this Agreement and (z) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by any of the Individual Properties except with respect to the Guaranty of Other Loans and the Guaranty Security Documents delivered by each Borrower in connection therewith.

(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates.

(f) Borrower is and will remain solvent and such Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.

(h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements (or the notes thereto) to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns (to the Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person except to the extent Borrower is a disregarded entity for federal income tax purposes. Borrower shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other.

(j) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

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(k) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower.

(l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower will not guarantee, other than as set forth in the Guaranty of Other Loans, or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) (i) If Borrower is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”), as applicable, shall be a corporation or a Delaware single member limited liability company acceptable to Lender whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(ii) If Borrower or any SPC Party of Borrower is a single member limited liability company, Borrower or such SPC Party shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower or such SPC Party, shall immediately become the sole member of Borrower or such SPC Party, and the other of which shall become the sole member of Borrower or such SPC Party if the first such springing member no longer is available to serve as such sole member.

(p) Borrower shall at all times cause there to be at least two (2) duly appointed members of the board of directors of each SPC Party and the Borrower who are provided by a nationally recognized company that provides professional independent directors (each, an “Independent Director”) and which are reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and Borrower, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of such SPC Party, Borrower or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower or any Affiliate of either of them (other than as an

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Independent Director), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. A natural person who otherwise satisfies the foregoing definition of Independent Director except for being the independent director, manager or special member of a “special purpose entity” affiliated with the Borrower that does not own a direct or indirect equity interest in the Borrower shall not be disqualified from serving as an Independent Director if such individual is at the time of initial appointment, or at any time while serving as an Independent Director, is an independent manager, director or special member provided by a nationally-recognized company that provides professional independent managers, directors or special members. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(q) Borrower shall not cause or permit the board of directors of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a unanimous vote of the board of directors of each SPC Party and Borrower unless at the time of such action there shall be at least two members who are each an Independent Director.

(r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Non-Consolidation Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Non-Consolidation Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(s) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts other than a Manager approved by Lender, and then in such circumstances, only in accordance with the terms of its respective Management Agreement.

(t) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(u) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

3.1.25 Intentionally Deleted.

3.1.26 Intentionally Deleted.

3.1.27 Tax Filings. To the extent required, each Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Borrower. Each Borrower believes that its tax returns

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(if any) properly reflect the income and taxes of such Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.28 Solvency. Each Borrower (a) has not entered into the transaction or any Loan Document or Guaranty Security Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Guaranty Security Documents. Giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, excluding the Guaranty of Other Loans. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, excluding the Guaranty of Other Loans. Each Borrower’s assets do not and, immediately following the making of the Loan and the Guaranty of Other Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower).

3.1.29 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the other Loan Documents or the Guaranty Security Documents.

3.1.30 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to each Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.31 Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.32 No Other Debt. No Borrower has borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.33 Investment Company Act. No Borrower is (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

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3.1.34 Access/Utilities. All public utilities necessary to the continued use and enjoyment of each Individual Property as presently used and enjoyed are located in the public right-of-way abutting such Individual Property. All roads necessary for the full utilization of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of such Individual Property.

3.1.35 No Bankruptcy Filing. No Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and no Borrower has any knowledge of any Person contemplating the filing of any such petition against it.

3.1.36 Full and Accurate Disclosure. To the best of Borrowers’ knowledge, no information contained in this Agreement, the other Loan Documents, the Guaranty Security Documents or any written statement furnished by or on behalf of Borrowers pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made. There is no material fact or circumstance presently known to Borrowers which have not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Individual Properties, Borrowers, the Guaranty of Other Loans or its business, operations or condition (financial or otherwise).

3.1.37 Foreign Person. No Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.38 No Change in Facts or Circumstances; Disclosure. To the best of each Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of such Borrower or the Individual Property(ies) that it owns.

3.1.39 Perfection of Accounts. Borrowers hereby represent and warrant to Lender that:

(a) This Agreement, together with the other Loan Documents create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and the Guaranty Security Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

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(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;

(c) Pursuant and subject to the terms of the Cash Management Agreement, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrowers, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrowers have not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.40 REA. Except as disclosed on Schedule XI attached hereto, each REA is in full force and effect and no Borrower nor, to any Borrower’s knowledge, any other party to any REA, is in default thereunder, and to the best of each Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule VII, the REA has not been modified, amended or supplemented.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents or the Guaranty Security Documents.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrowers hereby covenant and agree with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrowers shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Individual Properties, including, without limitation, Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrowers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Individual Properties or any part thereof as the same become due and payable; provided, however, Borrowers’ obligation to directly pay Taxes shall be suspended for so long as Borrowers are required to make deposits of Tax Funds and in such case complies with the terms and provisions of Section 6.2 hereof. Borrowers shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrowers are not

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required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender with Tax Funds on deposit with Lender pursuant to Section 6.2 hereof. Borrowers shall not permit or suffer and shall promptly discharge any lien or charge against the Individual Properties. After prior notice to Lender, any Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) such Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the applicable Individual Property; and (vi) to the extent required by law, such Borrower shall have paid under protest or deposited with the appropriate taxing authority any such security as may be required by applicable law (which must be in an amount equal to at least 100% of Taxes plus interest thereon for an additional period of three (3) years) to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided, that, if the applicable taxing authority does not require Borrower to deliver cash as security while Taxes or Other Charges are being contested by Borrower, Borrower shall deliver cash to Lender or, in lieu of a cash deposit, a Letter of Credit, in the amount required above as security for the payment of such Taxes or Other Charges, as the case may be. Lender may pay over any such cash, Letter of Credit or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established. Notwithstanding anything contained herein to the contrary, in the event that Citicorp is permitted, pursuant to the terms of the Citicorp Lease, to contest Taxes or Other Charges and the applicable Borrower is not permitted to require Citicorp to post security for such Taxes or Other Charges being contested by Citicorp, such Borrower shall not be required to comply with the requirements of clause (vi) above with respect to the delivery to Lender or a cash deposit or Letter of Credit, provided, that, such Borrower ensures that Citicorp diligently conducts such contest, that the contest is conducted in accordance with the terms of the Citicorp Lease and that the Taxes or Other Charges are promptly paid (if required by the applicable authority) by Citicorp upon completion of the proceedings.

4.1.3 Litigation. Borrowers shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Borrower which might materially adversely affect any of the Individual Properties or any Borrower’s ability to perform its obligations hereunder or under the other Loan Documents or the Guaranty Security Documents.

4.1.4 Access to Individual Properties. Borrowers shall permit agents, representatives and employees of Lender to inspect any of the Individual Properties or any part thereof at reasonable hours upon reasonable advance notice.

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4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrowers shall, at Borrowers’ sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents and/or the Guaranty Security Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents and the Guaranty Security Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting. (a) Each Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of such Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to the affected Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Borrowers shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of such Borrowers’ annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP covering the Individual Properties on a combined basis, such financial statements to include statements of income and expense and cash flow for Borrowers and the Individual Properties and a balance sheet for Borrowers. Such statements shall set forth gross revenue and operating expenses for each Individual Property. Borrowers’ annual financial statements shall be accompanied by a certificate executed by the chief financial officer of Borrowers stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrowers and the Individual Properties being reported on. Each Borrower shall furnish a balance sheet and income statement for the preceding Fiscal Year for the Individual Property(ies) that it owns, certified by the chief financial officer of such Borrower that each statement fairly presents the financial condition and results of operations of such Individual Property. Together with each Borrower’s annual financial statements, such Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrowers under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Each Borrower will furnish Lender on or before the sixtieth (60th) day after the end of each fiscal quarter (based on such Borrower’s Fiscal Year), the following items, accompanied by a certificate from the chief financial officer of such Borrower, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of such Borrower and each Individual Property in accordance with GAAP as applicable:

(i) quarterly and year-to-date statements of income and expense prepared for such quarter with respect to each Individual Property, with a balance sheet for such quarter for such Borrower;

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(ii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for such quarter and the last four quarters;

(iii) a current rent roll for each Individual Property;

(iv) a comparison of the budgeted income and expenses and the actual income and expenses for such quarter and year to date for each Individual Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date; and

(v) with respect to any Major Leases, any notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by such Borrower from Tenants during the subject fiscal quarter.

(d) Prior to the last Securitization of any portion of the Loan and upon request by Lender, each Borrower will furnish Lender on or before the thirty-fifth (35th) day after the end of each calendar month, the following items, accompanied by a certificate from the chief financial officer of such Borrower, certifying that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of such Borrower and each Individual Property in a manner consistent with GAAP, as applicable:

(i) monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to each Individual Property; and

(ii) a current rent roll for each Individual Property.

(e) Each Borrower shall submit a proposed draft of the Annual Budget to Lender not later than thirty (30) days prior to the commencement of each Fiscal Year and a final Annual Budget to Lender not later than ten (10) days prior to the commencement of each Fiscal Year. Lender shall have the right to approve each Annual Budget covering any period of time after the occurrence of a Trigger Event. In the event that Lender objects to a proposed Annual Budget (draft or final) submitted by Borrower at any time after a Trigger Event, Lender shall advise such Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and such Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise each Borrower of any objections to its revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and each Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed unless an Event of Default exists, in which case Lender’s approval shall be in its sole

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and absolute discretion, the most recent Annual Budget (or the most recent Approved Annual Budget, if such previous Annual Budget was subject to Lender’s approval) shall apply; provided that, such Annual Budget (or Approved Annual Budget, as applicable) shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utility expenses and management fees under the Management Agreement. Each Annual Budget approved by Lender shall hereinafter be referred to as an “Approved Annual Budget.” In the event that, after the occurrence of a Trigger Event, a Borrower incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the applicable Annual Budget (each, an “Extraordinary Expense”), then such Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f) Each Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of any of the Individual Properties and the financial affairs of such Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for each Individual Property, together with a detailed explanation of any variances of more than the greater of five percent (5%) or $10,000 between budgeted and actual amounts for such period and year to date.

4.1.7 Title to the Individual Properties. Each Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on each Individual Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances and, in the case of the Second Mortgage and the Second Assignment of Leases, the First Mortgage and the First Assignment of Leases.

4.1.8 Estoppel Statement. (a) After request by Lender, Borrowers shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement, the other Loan Documents and the Guaranty Security Documents have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrowers, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

(c) Borrowers shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrowers shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided, further, that Borrowers shall not be required to deliver such certificates more frequently than once in any calendar year (or twice during any calendar year in which a Securitization occurs).

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(d) Borrowers shall deliver to Lender, upon request, estoppel certificates from each party under the REA; provided that such certificates may be in the form required under the REA; provided, further, that Borrowers shall not be required to deliver such certificates more than three (3) times during the term of the Loan and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

4.1.9 Leases. (a) All Leases and all renewals of Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage encumbering the related Individual Property and that the lessee will attorn to Lender and any purchaser at a foreclosure sale and (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed. Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed as Schedule IV to Tenants under future Major Lease approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender.

(b) Borrowers (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrowers shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval, not to be unreasonably withheld or delayed in the event of a material default under a Major Lease; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents and the Guaranty Security Documents); (v) shall not alter, modify or change any Major Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor without Lender’s prior written approval, such approval not to be unreasonably withheld or delayed if no Trigger Event has occurred and is continuing; and (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements. Upon request, Borrowers shall furnish Lender with executed copies of all Leases.

(c) Notwithstanding anything to the contrary contained in this Section 4.1.9:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9, a Borrower shall have the right to submit a term sheet of such transaction to Lender for Lender’s approval, such approval not to be unreasonably withheld or delayed. Any such term sheet submitted to Lender shall set forth all material terms of the proposed transaction including, without limitation, identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by such Borrower. Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of the Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within

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ten (10) Business Days, and the Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to such term sheet if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period;

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has not previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of a Borrower’s written request for such approval or consent. If Lender fails to respond to such request within ten (10) Business Days, and such Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such ten (10) Business Day period;

(iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has previously approved a term sheet pursuant to Section 4.1.9(c)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of a Borrower’s written request for such approval or consent. If Lender fails to respond to such request within five (5) Business Days, and such Borrower sends a second request containing a legend in bold letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period, provided that there have been no material deviations from the term sheet and that the aggregate economics of the transaction are no less favorable to such Borrower than as set forth in the term sheet;

(iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by a Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet; and

(v) Borrowers shall have the right, without the consent or approval of Lender in any instance, to terminate or accept a surrender of any Lease that is not a Major Lease.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement) at any Individual Property (a) that may have a material adverse effect on any Borrower’s financial condition, the value of the related Individual Property or the ongoing revenues and expenses of the related Individual Property, or (b) the cost of which (including any related alteration, improvement or replacement), is reasonably anticipated to exceed the

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Alteration Threshold, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents and the Guaranty Security Documents any of the following: (i) cash, (ii) Letters of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements on the Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

4.1.11 Intentionally Deleted.

4.1.12 Material Agreements. Each Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

4.1.13 Performance by Borrower. Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and each Security Document executed and delivered by such Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document or Security Document executed and delivered by a Borrower without the prior consent of Lender.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document or Security Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrowers shall be chargeable with and agree to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15 Business and Operations. Borrowers will continue to engage in the businesses currently conducted by them as and to the extent the same are necessary for the

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ownership and leasing of the Individual Properties. Each Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Individual Property. Borrowers shall at all times cause each Individual Property to be maintained as an office building.

4.1.16 Loan Fees. Borrowers shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain summary of terms letter between Wells Real Estate Funds and Morgan Stanley Mortgage Capital, Inc. dated March 2, 2004.

Section 4.2 Borrower Negative Covenants.

Each Borrower covenants and agrees with Lender that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, no Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in any Borrower, any of the Individual Properties or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Mortgages and this Agreement.

4.2.2 Liens. Borrowers shall not create, incur, assume or suffer to exist any Lien on any portion of the any of the Individual Properties except for Permitted Encumbrances.

4.2.3 Dissolution. No Borrower shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of its Individual Property(ies), (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of such Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation, limited partnership or formation, as applicable, or bylaws, partnership agreement or operating agreement, as applicable, of such SPC Party, in each case without obtaining the prior consent of Lender, but only to the extent such action requires consent of the Lender pursuant to the terms of the partnership agreement or operating agreement delivered to Lender in connection with the closing of the Loan.

4.2.4 Change in Business. Borrowers shall not enter into any line of business other than the ownership and operation of the Individual Properties.

4.2.5 Debt Cancellation. Borrowers shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to any Borrower by any Person, except for adequate consideration and in the ordinary course of Borrowers’ business, provided, that, nothing contained in this Section shall in and of itself require any Borrower to pursue collection of debts in a manner that is not commercially reasonable.

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4.2.6 Affiliate Transactions. Borrowers shall not enter into, or be a party to, any transaction with an Affiliate of Borrowers or any of the partners or members of Borrowers except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrowers or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.2.7 Zoning. Borrowers shall not initiate or consent to any zoning reclassification of any portion of any of the Individual Properties or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any of the Individual Properties in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender which shall not be unreasonably withheld or delayed if such action is required to be undertaken by a Borrower pursuant to a Lease that Lender has approved.

4.2.8 Assets. No Borrower shall purchase or own any properties other than the Individual Properties and any property necessary or incidental for the operation of the Individual Properties.

4.2.9 No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of any Individual Property (i) with any other real property constituting a tax lot separate from such Individual Property, and (ii) with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

4.2.10 Principal Place of Business. No Borrower shall change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior notice.

4.2.11 ERISA. (a) No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents or the Guaranty Security Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.

(b) Each Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) such Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; (B) such Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans as defined in Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:

(i) Equity interests in such Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;

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(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or

(iii) such Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.

4.2.12 Material Agreements. No Borrower shall, without Lender’s prior written consent which shall not be unreasonably withheld or delayed: (a) enter into, surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arm’s length basis and commercially reasonable terms.

4.2.13 REA. Each Borrower agrees that without the prior consent of Lender, such Borrower will not execute modifications to any REA it is a party to if such modifications will have a material adverse effect on the use, operation or value (including the Underwritable Cash Flow) of such Individual Property, taken as a whole, or the ability of such Borrower to pay its obligations in respect of the Loan.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrowers shall obtain and maintain, or cause to be maintained, insurance for Borrowers and each of the Individual Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property, if any, owned by the respective Borrower at each of the Individual Properties, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the Allocated Loan Amount for the related Individual Property; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at each of the Individual Properties waiving all co-insurance provisions; (C) providing for deductibles no greater than $250,000 for all such insurance coverage, provided, that, upon request of Borrower a higher deductible may be approved by Lender in its reasonable discretion, such approval or rejection to be based on then-current insurance market conditions and the then-current amount of equity that the Borrower has in the subject Individual Property); and further, provided, that, with respect to the Individual Property located in Englewood Cliffs, New Jersey, and for so

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long as such Individual Property is leased to Citicorp North America, Inc. (“Citicorp”), as Tenant pursuant to the Citicorp Lease, the related Borrower shall be permitted to maintain (or permit the Tenant to maintain, as applicable) deductibles or permit self-insurance retention by such Tenant or an Affiliated insurance company of such Tenant in accordance with the terms of the Citicorp Lease; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrowers shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in an area identified by the Federal Emergency Management Agency as a “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the Allocated Loan Amount for the related Individual Property or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require or (3) $50,000,000 for flood zones A& C and $250,000,000 for other flood coverage; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Individual Property is located in a seismic area designated as a Zone 3 or 4 by the Rating Agencies (Source: ICBC 1994 Uniform Building Code, or similar designation under successor standards), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each of the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000) per occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income at the related Individual Property will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the related Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income (less non-continuing expenses) from the related Individual Property for a period from the date of loss to a date (assuming total destruction) which is

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twelve (12) months from the date that the related Individual Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on the related Borrower’s reasonable estimate of the gross income (less non-continuing expenses) from each Individual Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve any Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance; and further provided that for so long as Citicorp is the Tenant at the Individual Property located in Englewood Cliffs, New Jersey, and such Tenant continues to pay rent and other amounts due under its Lease, and such Tenant is not otherwise in default beyond any applicable cure or grace periods under its Lease, such Tenant shall be entitled to retain the proceeds from the business income insurance that it maintains in accordance with its Lease;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which each Individual Property is located, and employer’s liability insurance, in an amount satisfying statutory requirements, in respect of any work or operations on or about each Individual Property, or in connection with each Individual Property or its operation (if applicable), provided, that, a Borrower shall not be required to maintain insurance pursuant to this clause (v) for such time that it does not have any employees;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000), provided,

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that, a Borrower shall not be required to maintain insurance pursuant to this clause (viii) for such time that it does not own any automobiles or require any employees to use automobiles in their business duties;

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, provided, that, a Borrower shall not be required to maintain insurance pursuant to this clause (ix) for such time that such Borrower does not operate a business at any Individual Property that would cause a prudent lender to require such coverage;

(x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from each Individual Property and with a deductible reasonably approved by Lender, provided, that, a Borrower shall not be required to maintain insurance pursuant to this clause (x) for such time that it does not have any employees;

(xi) (A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrowers’ comprehensive all risk insurance policy (including business income), Borrowers shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all “certified acts of terrorism” as defined by TRIA and “fire following”, each in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of each Individual Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the total outstanding Allocated Loan Amount for such Individual Property; provided, however, the total annual premium payable by each Borrower for the Individual Property(ies) that it owns shall not exceed the Terrorism Insurance Premium Limit for such coverage for such Individual Property. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; or

(B) during any period of the term of the Loan that TRIA is not in effect, if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrowers’ comprehensive all risk insurance policy or business income insurance coverage, Borrowers shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount determined by Lender in its sole discretion (but in no event greater than the total insurable value plus business income insurance coverage satisfying the provisions of clause (iii) above; provided, however, Borrowers shall not be required to pay annual premiums in excess of the Terrorism Insurance Premium Limit for such coverage. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; and

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(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Individual Property located in or around the region in which such Individual Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles, loss payees and insureds. Borrower shall deliver to Lender certified copies of the Policies promptly upon Lender’s request therefor, provided, that, for such time that the Individual Property located in Englewood Cliffs, New Jersey is leased to Citicorp pursuant to the Citicorp Lease and Citicorp is required to, and does, maintain the Policies with respect to such Individual Property pursuant to the terms of the Citicorp Lease, Borrower shall not be required to furnish the Policies to Lender for such Individual Property unless it is able to obtain the same from Citicorp. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrowers to Lender.

(c) Any blanket insurance Policy shall specifically allocate to each Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the related Individual Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrowers as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause or similar endorsement in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrowers shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrowers to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:

(i) with respect to the insurance coverage obtained pursuant to Section 5.1.1(a)(i), (iii), (iv) and (vi) above, no act or negligence of any Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

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(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrowers using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrowers, to take such action as Lender deems necessary to protect its interest in each Individual Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) In the event of foreclosure of any Mortgage with respect to any Individual Property or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of the related Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h) Borrower shall not be required to maintain insurance with respect to the Individual Property located in Englewood Cliffs, New Jersey under this Section 5.1.1 to the extent that it would be duplicative of the insurance required to be maintained (and in fact maintained) by Citicorp pursuant to the Citicorp Lease. However, in the event Citicorp does not maintain insurance satisfying the requirements as set forth in the Citicorp Lease or does not maintain any of the insurance required under this Section 5.1.1, Borrower shall promptly obtain the Policies required hereunder and deliver such Policies to Lender in accordance with the terms of this Agreement.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the subject Individual Property is located and having a claims paying ability rating of “A” or better by S&P and Fitch and an insurance financial strength rating of “Aa2” by Moody’s (provided, however, that for so long as Citicorp is the Tenant at the Individual Property located in Englewood Cliffs, New Jersey pursuant to the Citicorp Lease, the Policies may be issued by insurance companies as permitted in the Citicorp Lease). If a Securitization occurs, (i) the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded and (ii) if the insurance company complies with the aforesaid S&P required rating (and S&P is rating the Securities) and the other Rating Agencies rating the Securities do not rate the insurance company, such insurance company shall be deemed acceptable with respect to such Rating Agency not rating such insurance company. If a Securitization occurs and S&P is not a Rating Agency, each of the insurance companies shall have a claims paying ability rating of at least A-

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by Fitch and an insurance financial strength rating of A3 by Moody’s and at least sixty-seven percent (67%) of the coverage shall be provided by insurance companies having claims paying ability ratings of AA by Fitch and an insurance financial strength rating of Aa2 by Moody’s; provided, however, if Fitch or Moody’s shall not provide a rating for an insurance company, then an A.M. Best rating of A(X) shall be substituted for each of the foregoing rating requirements of Fitch or Moody’s, as applicable. Notwithstanding the foregoing, Borrowers shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrowers obtain a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above. Moreover, if Borrowers desire to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrowers may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If any Individual Property shall sustain a Casualty, the Borrower that owns such Individual Property shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore such Individual Property to the precise condition of such Individual Property prior to such Casualty provided such Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. The affected Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by the applicable Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, the affected Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, the affected Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at such Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrowers shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of any Individual Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, the affected Borrower may settle and compromise such Condemnation; provided that the same is

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effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, the affected Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at such Borrower’s cost, in any litigation and settlement discussions in respect thereof and such Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. The affected Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by any Governmental Authority, the affected Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 5.3. If such Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Business Interruption Insurance Proceeds. Notwithstanding the second-to-last sentence of Section 5.1.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Clearing Account; however, during the continuance of a Trigger Period such proceeds shall be deposited directly into the Deposit Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which the affected Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Section 3.3(a)(i) through 3.3(a)(vii) of the Cash Management Agreement. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrowers. Promptly after receipt of the Net Proceeds, Borrowers shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrowers and may be retained by Borrowers pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrowers to be used to pay for the cost of Restoration in accordance with the terms hereof.

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5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than thirty-three percent (33%) of the total floor area of the Improvements at such Individual Property that has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the affected Individual Property is taken, and such land is located along the perimeter or periphery of such Individual Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) Leases requiring payment of annual rent equal to eighty percent (80%) of the Gross Revenue at such Individual Property received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation.

(iv) the affected Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrowers;

(vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease at the related Individual Property or other Leases necessary to meet the condition set forth in clause (iii) above, (C) such time as may be required under applicable Legal Requirements in order to repair and restore such Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii) unless Borrowers deposit with Lender additional amounts necessary to pay Debt Service and Operating Expenses for the period not covered by the insurance referred to in Section 5.1.1(a)(iii) through completion of the Restoration (provided, that, in no event shall Borrowers’ deposit of additional funds extend the deadline for completion of the Restoration otherwise set forth in (A)-(C) of this clause (vi));

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(vii) such Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrowers in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to such Individual Property or the related Improvements.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrowers from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender (such approval not to be unreasonably withheld or delayed) and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Individual Property shall be at least equal in value and general utility to such Individual Property prior to the damage or destruction; it being understood, however, that Borrowers shall not be obligated to restore the Individual Property to the precise condition of such Individual Property prior to such Casualty provided such Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrowers shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the general contractor and material subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant, such approval not to be unreasonably withheld or delayed. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

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(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the affected Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to

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Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrowers, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents or the Guaranty Security Documents; provided, however, the amount of such excess returned to Borrowers in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Components, whether or not due and payable, in the manner and priority specified in Section 2.4.2 or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrowers for such purposes as Lender shall designate.

VI. RESERVE FUNDS

Section 6.1 Required Repair Fund.

6.1.1 Deposit of Required Repair Funds. Each Borrower shall perform the repairs at the Individual Property(ies) that it owns as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II. On the Closing Date, Borrower shall deposit with Agent the amount for each Individual Property set forth on such Schedule II hereto to perform the Required Repairs for such Individual Property. Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the “Required Repair Funds.”

6.1.2 Release of Required Repair Funds. Lender shall direct Agent to disburse to the applicable Borrower the Required Repair Funds upon satisfaction by such Borrower of each of the following conditions: (a) such Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which such Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Required Repairs, (ii) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the Required Repairs performed at such Individual Property to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for such Individual Property for which Required Repair Funds are being disbursed indicating that such Individual Property is free from all liens, claims and other encumbrances not previously

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approved by Lender, (e) at Lender’s option, if the cost of the Required Repairs exceeds $500,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (f) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, or with respect to any Individual Property unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total Required Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. During the continuance of a Trigger Period only, pursuant to the Cash Management Agreement there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.” If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrowers of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if any Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, such Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Tax Funds, if any, to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. During the continuance of a Trigger Period only, pursuant to the Cash Management Agreement there shall be deposited on each Monthly Payment Date an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Any amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance

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Premiums, Lender shall notify Borrowers of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.3.2 Release of Insurance Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Insurance Funds, if any, to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrowers.

Section 6.4 Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds. During the continuance of a Trigger Period only, Borrowers shall deposit with Lender on each Monthly Payment Date an aggregate amount equal to one-twelfth of the Cap Ex Amount for each Individual Property for annual Capital Expenditures approved by Lender in the Approved Annual Budget that has been approved by Lender under Section 4.1.10 hereof or otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Any amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds.” Lender may reassess its estimate of the amount necessary for capital expenditures from time to time and, and may require Borrowers to increase the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days notice to Borrowers if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of any Individual Properties.

6.4.2 Release of Capital Expenditure Funds. (a) Lender shall direct Agent to disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall direct Agent to disburse to a Borrower the Capital Expenditure Funds upon satisfaction by the requesting Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which such Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, (C) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the Capital Expenditures performed at such Individual Property to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other

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evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for such Individual Property for which Capital Expenditure Funds are being disbursed indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds $500,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, or with respect to any Individual Property unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrowers additional sums to complete any Capital Expenditures Work.

(d) Borrowers shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the applicable Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrowers shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(e) If a disbursement will exceed $250,000, Lender may require an inspection of the applicable Individual Property at Borrowers’ expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrowers shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(f) In addition to any insurance required under the Loan Documents and/or the Guaranty Security Documents, Borrowers shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

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Section 6.5 Rollover Funds.

6.5.1 Deposits of Rollover Funds. During the continuance of a Trigger Period only, Borrowers shall deposit with Lender on each Monthly Payment Date an aggregate amount equal to one-twelfth of the Rollover Amount for each Individual Property for tenant improvements and leasing commissions that may be incurred at each Individual Property following the date hereof. Any amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Rollover Funds.”

6.5.2 Release of Rollover Funds. Lender shall direct Agent to disburse to Borrower the Rollover Funds upon satisfaction by Borrowers of each of the following conditions: (i) the requesting Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which such Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) the Lease in respect of which a Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions shall (A) have been approved or deemed approved by Lender pursuant to the terms of this Agreement or (B) not be subject to Lender approval pursuant to the terms of this Agreement, (iv) to the extent not set forth in the Approved Annual Budget, Lender shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) Lender shall have received an Officer’s Certificate (A) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements, (B) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the tenant improvements performed at such Individual Property to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (vi) at Lender’s option, a title search for such Individual Property for which Rollover Funds are being disbursed indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (vii) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the requesting Borrower. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, or with respect to any Individual Property unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

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Section 6.6 Lease Termination Rollover Funds.

6.6.1 Deposits of Rollover Funds. In the event that any Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”), such Borrower shall, during the continuance of a Trigger Period only, immediately deposit such Lease Termination Fee with Lender, to be utilized for tenant improvements and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”) and, in the event that there is a Rent Deficiency (as hereinafter defined) for the Termination Space from and after the date that the Lease for the Termination Space was terminated, in replacement of Rent. Amounts deposited pursuant to this Section 6.6.1 are referred to herein as the “Lease Termination Rollover Funds.”

6.6.2 Release of Lease Termination Rollover Funds. (a) Lender shall direct Agent to disburse to the applicable Borrower the Lease Termination Rollover Funds upon satisfaction by the requesting Borrower of each of the following conditions: (i) the requesting Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which such Borrower requests such payment be made and (A) specifies the tenant improvement costs and leasing commissions to be paid for the Termination Space or (B) specifies the amount by which the rent expected to be obtained by such Borrower for the Termination Space during the next succeeding calendar month pursuant to the Lease or Leases for such Termination Space (a “Replacement Lease”) is less than the amount of monthly rent received from the previous Tenant in the Termination Space pursuant to its Lease prior to such termination (the “Rent Deficiency”), (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) the Replacement Lease in respect of which such Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions shall (A) have been approved or deemed approved by Lender pursuant to the terms of this Agreement or (B) not be subject to Lender approval pursuant to the terms of this Agreement, (iv) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (v) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received an Officer’s Certificate from Borrower (A) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Capital Expenditures, (B) identifying the general contractor and material subcontractors and suppliers that supplied materials or labor in connection with the tenant improvements performed at such Individual Property to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (vi) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, at Lender’s option, a

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title search for such Individual Property for which Lease Termination Rollover Funds are being disbursed indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender and (vii) with respect to any Lease Termination Rollover Funds to be released by Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at such Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to the Borrower. Lender shall not be required to disburse Lease Termination Rollover Funds more frequently than once each calendar month, or with respect to any Individual Property, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). All Rent Deficiency disbursements made by Lender shall be deposited into the Deposit Account as if such sums were received by Borrowers as Rent during the calendar month after such request is made by Borrower.

(b) Notwithstanding the foregoing, upon receipt by Lender of evidence that, with respect to any new Replacement Lease with a term of at least five (5) years, all tenant improvements required to be completed by the applicable Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by such Borrower with respect to the Replacement Lease, if any, have been paid, and provided no Event of Default then exists, Lender shall direct Agent to disburse to Borrowers the Lease Termination Rollover Funds on deposit with respect to such Termination Space provided that the rent to be obtained by Borrowers for such Termination Space during the next succeeding sixty (60) calendar months pursuant to the respective Replacement Lease is equal to or greater than the sum of the monthly rent last received from the previous Tenant in such Termination Space pursuant to its Lease multiplied by sixty (60).

Section 6.7 Ground Rent Funds.

6.7.1 Deposits of Ground Rent Funds. If any Substitute Properties shall consist of a Ground Lease, Borrowers shall deposit with Lender, at least ten (10) Business Days prior to each Monthly Payment Date, an amount (the “Monthly Ground Rent Deposit”) equal to the Ground Rent that will be payable under such Ground Leases for the month in which such Monthly Payment Date occurs (such amounts so deposited shall hereinafter be referred to as the “Ground Rent Funds”). Such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent.

6.7.2 Release of Ground Rent Funds. Provided no Event of Default has occurred and is continuing, Lender shall apply the Ground Rent Funds to payments of Ground Rent. In making any payment relating to Ground Rent, Lender may do so according to any bill or statement given by the ground lessor under any Ground Lease without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Lender shall, in its sole discretion, either (a) return any excess to Borrowers or (b) credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Debt has been paid in full shall be returned to Borrowers.

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Section 6.8 Application of Reserve Funds.

Upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents and the Guaranty Security Documents.

Section 6.9 Security Interest in Reserve Funds.

6.9.1 Grant of Security Interest. Borrowers shall be the owner of the Reserve Funds. Borrowers hereby pledge, assign and grant a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents and the Guaranty Security Documents on Borrowers’ part to be paid and performed, in all of Borrowers’ right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender.

6.9.2 Income Taxes. Each Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds to the extent that it constitutes reportable income.

6.9.3 Prohibition Against Further Encumbrance. No Borrower shall, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

Section 6.10 Letters of Credit.

6.10.1 Delivery of Letters of Credit. (a) In lieu of making the payments to any of the Reserve Funds as required pursuant to the terms hereof, Borrowers may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10. Additionally, Borrowers may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.10 in lieu of deposits previously made to the Reserve Funds. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Capital Expenditure Funds, the Required Repair Funds and Rollover Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Fund pursuant to this Agreement. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Tax Funds shall at all times be at least equal to the aggregate which Borrowers would be required to deposit in such Reserve Fund over the next twelve (12) month period. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Insurance Funds and the Ground Rent Funds, if applicable, shall at all times be at least equal to the aggregate which Borrowers would be required to deposit in such Reserve Fund over the next twelve (12) month period. In the event that a Letter of Credit is delivered in lieu of any portion of the Tax Funds,

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the Insurance Funds or the Ground Rent Funds, if applicable, Borrowers shall be responsible for the payment of Taxes, Insurance Premiums or Ground Rent, as applicable, and Lender shall not be responsible therefor. In the event that a Letter of Credit is delivered in lieu of any portion of the Tax Funds, the Insurance Funds or the Ground Rent Funds, if applicable, Lender shall return to Borrower any cash deposits that are no longer required to be on deposit (based on the provisions of this clause(a)).

(b) Borrowers shall give Lender no less than thirty (30) days notice of Borrowers’ election to deliver a Letter of Credit and Borrowers shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrowers shall not be entitled to draw from any such Letter of Credit. Upon thirty (30) days notice to Lender, Borrowers may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrowers shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(c) Borrowers shall provide Lender with notice of any increases in the annual payments for Taxes, Insurance Premiums and Ground rent, if applicable, thirty (30) days prior to the effective date of any such increase and any applicable Letter of Credit shall be increased by such increased amount at least ten (10) days prior to the effective date of such increase.

Section 6.11 Provisions Regarding Letters of Credit.

6.11.1 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Yield Maintenance Premium. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt.

6.11.2 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible

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Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrowers due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit. Provided no Event of Default is continuing, draws of a Letter of Credit under this Section 6.11.2 shall thereafter be held as Reserve Funds in accordance with this Agreement.

VII. PROPERTY MANAGEMENT

Section 7.1 The Management Agreement.

Each Borrower shall cause the Manager of the Individual Property(ies) that it owns to manage the applicable Individual Property substantially in accordance with its Management Agreement. Each Borrower shall (i) diligently perform and observe all of the material terms, covenants and conditions of its Management Agreement on the part of such Borrower to be performed and observed, (ii) promptly notify Lender of any notice to such Borrower of any default by such Borrower in the performance or observance of any of the terms, covenants or conditions of its Management Agreement on the part of such Borrower to be performed and observed, and (iii) upon request of Lender, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under each Management Agreement. If any Borrower shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of such Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing such Borrower from any of its obligations hereunder or under such Management Agreement, upon five (5) Business Days’ prior notice to Borrowers, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of such Management Agreement on the part of the Borrower to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification.

No Borrower shall surrender, terminate, cancel, modify, renew or extend any Management Agreement, or enter into any other agreement relating to the management or operation of any Individual Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the related Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon Borrowers delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrowers, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and the applicable Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender. Notwithstanding anything contained in this Section 7.2 to the contrary, Wells Management Company, Inc. is hereby approved by Lender as a substitute property manager for any Manager currently managing an Individual Property, provided, that, prior to Wells Management Company, Inc. becoming the manager of any Individual Property, Borrowers shall be required to satisfy each of the conditions set forth in this Section other than obtaining Lender’s approval or a Rating Agency Confirmation.

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Section 7.3 Replacement of Manager.

Lender shall have the right to require any Borrower to replace any Manager at any Individual Property with a Person which is not an Affiliate of, but is chosen by, such Borrower and approved by Lender upon the occurrence of any one or more of the following events: (i) from and after the Maturity Date, (ii) at any time following the occurrence of an Event of Default, (iii) if at any time the Debt Service Coverage Ratio falls below 1.20 to 1.0 (the “Manager Termination Ratio”), as determined by Lender in its sole discretion on a quarterly basis and/or (iv) if such Manager shall be in monetary default or any other material default under its Management Agreement beyond any applicable notice and cure period or if at any time such Manager has engaged in gross negligence, fraud or willful misconduct. Notwithstanding the provisions of clause (iii) above, the applicable Borrower shall nevertheless have the right to retain such Manager if, prior to the replacement of such Manager, Borrowers shall provide additional collateral in the form of Letters of Credit for a portion of the Loan, satisfactory to Lender, such that the Manager Termination Ratio can be maintained on the Loan Amount net of such additional collateral. Lender may require the Borrowers to increase the additional collateral to the extent such Debt Service Coverage Ratio continues to decline in subsequent quarters. Such additional collateral shall be released to Borrower when the Debt Service Coverage Ratio equals or exceeds the Manager Termination Ratio for six (6) consecutive months and provided no Event of Default has occurred. Letters of Credit provided under this section shall be additional security for the repayment of the Indebtedness and may be drawn upon by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine in its sole discretion.

VIII. PERMITTED TRANSFERS

Section 8.1 Permitted Transfer of the Individual Properties.

Lender shall not withhold its consent to the one-time conveyance of the Individual Properties to a Permitted Transferee provided that (a) Lender has received a Rating Agency Confirmation as to the conveyance of the applicable Individual Properties to the Permitted Transferee, (b) Lender has received an agreement, acceptable to it in its sole discretion, pursuant to which Permitted Transferee assumes all of Borrowers’ obligations under the Loan Documents, (c) Lender receives a transfer fee equal to one percent (1.0)% of the original Loan Amount, (d) Lender shall have received such documents, certificates and legal opinions as it may reasonably request and (e) the Other Borrowers simultaneously transfer the Other Properties to such Transferee and satisfy the conditions set forth in Section 8.1 of each of the Other Loan Agreements.

Section 8.2 Permitted Transfers of Interest in Borrowers.

The restrictions on Transfers of ownership interests in the Borrowers set forth in Article 6 of the Mortgage shall not apply to the issuance, sale, transfer or pledge of publicly traded shares of the REIT or the issuance, transfer or pledge of limited partnership interests

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(including the conversion of general partnership interests to limited partnership interests) in Wells Operating Partnership, L.P. (“the OP”), provided that (x) no one Person or its Affiliates owns more than forty-nine percent (49%) of the REIT or the OP (other than the REIT pursuant to clause (ii) below) and the REIT shall at all times (i) be and remain the sole general partner of the OP and have the right and power to direct the management, policies and day-to-day business and affairs of the OP and (ii) directly owns a minimum of ninety percent (90%) of the interests in the OP, (y) the OP directly or indirectly at all times owns at least one hundred percent (100%) of the ownership interests in each Borrower and retains control of the Borrowers and the day-to-day management of the Individual Properties and (z) if after giving effect to such transfer and all prior transfers, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in any individual Borrower are owned by any Person and its Affiliates that owned less than a forty-nine percent (49%) direct or indirect interest in such Borrower as of the Closing Date, Lender receives a non-consolidation opinion acceptable to Lender and the Rating Agencies.

Section 8.3 Permitted Easements.

Lender shall not unreasonably withhold or delay its consent to grants of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for water and sewer lines, telephone and telegraph lines, electric lines and other utilities or for other similar purposes, provided that no such grant shall materially impair the utility and operation of any Individual Property or materially adversely affect the value of any Individual Property or materially adversely affect any Borrower’s ability to pay the Loan.

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transaction referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)

(b) If requested by Lender, Borrowers shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Individual Properties, the business operated at the Individual Properties, Borrowers and, to the extent reasonably available to Borrowers, each Manager, (B) provide updated budgets relating to the Individual Properties and (C) at Lender’s expense provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Individual Properties (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

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(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Individual Properties and Borrowers and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties substantially similar to the representations and warranties contained in the Loan Documents as the Rating Agencies may require; and

(iv) execute amendments to the Loan Documents and the Guaranty Security Documents and Borrowers’ organizational documents reasonably requested by Lender; provided, however, that Borrowers shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any other material economic term of the Loan, or (C) materially decrease the rights or materially increase the obligations of the Borrower.

Any reports, statements or other information required to be delivered under this Section 9.1 shall be delivered in paper form or transmitted electronically in PDF or other similar format or Borrower may deliver such reports, statements and other information (A) on a diskette, or (B) in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), provided, that, delivery of such reports, statements and other information in such formats shall be subject to Borrowers’ satisfaction of the reporting and delivery obligations and requirements of the Servicer. Notwithstanding the foregoing, Borrowers shall be required to deliver original opinions, agreements, amendments, certificates of the Borrower or its Affiliates, and title insurance policies or endorsements, and Borrower shall be required to deliver originals of any other agreements, documents, certificates and reports if such originals are reasonably requested by Lender, the Servicer or the Rating Agencies or otherwise required pursuant to the Loan Documents.

Section 9.2 Securitization Indemnification.

(a) Borrowers understand that information provided to Lender by Borrowers and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

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(b) Borrowers shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrowers have examined such Disclosure Documents specified by Lender and that, to the best of Borrower’s knowledge, each such Disclosure Document, as it relates to Borrowers, Borrowers’ Affiliates, the Individual Properties, Manager and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Morgan Stanley Dean Witter & Co. (“Morgan Stanley”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Morgan Stanley Group”), and Morgan Stanley, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Morgan Stanley or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Morgan Stanley Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan Stanley Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrowers, operating statements and rent rolls with respect to the Individual Properties. This indemnity agreement will be in addition to any liability which Borrowers may otherwise have.

(c) In connection with Exchange Act Filings, Borrowers shall (i) indemnify Lender, the Morgan Stanley Group and the Underwriter Group for Liabilities to which Lender, the Morgan Stanley Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Morgan Stanley Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Morgan

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Stanley Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (i) or (ii) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrowers, operating statements and rent rolls with respect to the Individual Properties. This indemnity agreement will be in addition to any liability which Borrowers may otherwise have.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Morgan Stanley’s and Borrowers’ relative knowledge and access to information

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concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrowers hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both of the Borrowers and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrowers that the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid when due;

(iii) if the Policies are not kept in full force and effect;

(iv) if one or more Borrowers breach or permit or suffer a breach of Article 6 of the Mortgage;

(v) if any representation or warranty made by any Borrower herein or in any other Loan Document or any Guaranty Security Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if any Borrower, any SPC Party, any of the Other Borrowers or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for any Borrower, any SPC Party, any of the Other Borrowers or Guarantor or if Borrower, any SPC Party, any of the Other Borrowers or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, any SPC Party, any of the Other Borrowers or Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any SPC Party, any of the Other Borrowers or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, and SPC Party, any of the Other Borrowers or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

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(viii) if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or the Guaranty Security Documents or any interest herein or therein in contravention of the Loan Documents or the Guaranty Security Documents;

(ix) if any of the assumptions contained in the Non-Consolidation Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(x) if any Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xi) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1, provided, that, it shall not be an Event of Default under this clause (xi) if Borrower’s failure to comply with Prescribed Laws (A) is unintentional, (B) occurs after the date of this Agreement, (C) is susceptible of cure in the reasonable discretion of the Lender and is actually cured within thirty (30) days of the date upon which Borrower receives notice of, or becomes aware of, any breach of the covenant with respect to Prescribed Laws as set forth in Section 4.1.1 hereof, (D) can be cured within such thirty (30) day period in such a way so that Lender will not incur any damages or liability and (E) is due to the direct or indirect action(s) of an unaffiliated third party with which Borrower or its Affiliates is then doing business;

(xii) if any Borrower breaches any of the negative covenants contained in Sections 4.2.12 or 4.2.13 hereof or acts or neglects to act in such a manner as to be considered a default under the Operating Agreements and such failure is not cured within ten (10) days of written notice from Lender;

(xiii) if any Ground Lease is part of the collateral for the Loan, (A) Borrowers shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by the Ground Lease as and when such rent or other charge is payable (unless waived by the landlord under the Ground Lease), (B) there shall occur any default by any Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of such Borrower, to be observed or performed (unless cured within applicable grace, notice or cure periods set forth in such Ground Lease or otherwise waived by the landlord under the Ground Lease), (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to such Borrower, as tenant thereunder (unless waived by the landlord under the Ground Lease), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender except as otherwise permitted by this Agreement;

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(xiv) if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty or if any Borrower breaches in any material respect any covenant, warranty or representation contained in the Guaranty of Other Loans which is not cured within any applicable notice and cure period provided therein;

(xv) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in Subsections (i) to (xiv) above, for ten (10) days after notice to Borrowers from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that Borrowers shall have commenced to cure such Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days plus time permitted for Excusable Delays;

(xvi) an “Event of Default” shall occur under, and as defined in, any of the Other Loan Documents or the Guaranty Security Documents; or

(xvii) if there shall be default under any of the other Loan Documents or the Guaranty Security Documents beyond any applicable cure periods contained in such Loan Documents or such Guaranty Security Documents, whether as to the Borrowers or any of the Individual Properties, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or the Guaranty Security Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any of the Individual Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers and any or all of the Individual Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrowers hereunder and under the other Loan Documents and the Guaranty Security Documents shall immediately and automatically become due and payable, without notice or demand, and Borrowers hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document or in any of the Guaranty Security Documents to the contrary notwithstanding.

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Section 10.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents or any of the Guaranty Security Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents or the Guaranty Security Documents with respect to all or any of the Individual Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents or in the Guaranty Security Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Individual Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to the Borrowers and the Individual Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Individual Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Individual Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other Guaranty Security Documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrowers shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrowers hereby absolutely and irrevocably appoint Lender

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as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrowers ratifying all that their said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents or the Guaranty Security Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Closing Date.

(d) Any amounts recovered from any Individual Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Components and/or any other amounts due under the Loan Documents or the Guaranty Security Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3 Right to Cure Defaults.

Lender may, but without any obligation to do so and without notice to or demand on Borrowers and without releasing Borrowers from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrowers hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon any Individual Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in any Individual Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver

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thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (THE “GOL”)) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES (I) THE PROVISIONS OF THIS AGREEMENT GOVERNING THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO WITH RESPECT TO THE

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PROPERTY (OTHER THAN AS DESCRIBED IN SUBSECTION II BELOW) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY AND FIXTURES ARE LOCATED AND (II) WITH RESPECT TO THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT IN PROPERTY COVERED BY ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE (OTHER THAN THE ACCOUNTS), THE LAW OF THE JURISDICTION APPLICABLE IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE WHERE THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED SHALL GOVERN THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION, AND THE PRIORITY THEREOF. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GOL EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWERS WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWERS DO HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

ATTN: SERVICE OF PROCESS DEPT.

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THEIR BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWERS, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWERS (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF THEIR AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH

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SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF THEIR AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document or any other Guaranty Security Documents, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrowers, shall entitle Borrowers to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document or Security Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document or Security Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents or Security Document, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents or the Guaranty Security Documents in its sole and absolute discretion.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020
Attention: James Flaum and Kevin Swartz

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with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: John M. Zizzo, Esq.
If to Borrowers:	c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-6040
Attention: Finance Department
with a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Steven D. Collier, Esq.

Section 11.7 Trial by Jury.

BORROWERS AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BORROWERS AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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Section 11.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the obligations of Borrowers hereunder. To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice.

Borrowers shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents or the Guaranty Security Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrowers hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents or the Guaranty Security Documents do not specifically and expressly provide for the giving of notice by Lender to Borrowers.

Section 11.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents or the other Guaranty Security Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrowers’ sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity.

(a) Borrowers shall pay or, if Borrowers fail to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrowers’ ongoing performance of and compliance with Borrowers’ agreements and covenants contained in this Agreement and the other Loan Documents and the Guaranty Security Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents and the Guaranty Security Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement

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and the other Loan Documents and the Guaranty Security Documents and any other documents or matters requested by any Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents and the Guaranty Security Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting any Borrower, this Agreement, the other Loan Documents, the Guaranty Security Documents, the Individual Properties, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrowers under this Agreement, the other Loan Documents, the Guaranty Security Documents or with respect to the Individual Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.

(b) Borrowers shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by any Borrower of its obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents or the Guaranty Security Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

Section 11.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents and the Guaranty Security Documents shall take the same free and clear of all

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offsets, counterclaims or defenses which are unrelated to such documents which Borrowers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Each Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents and the Guaranty Security Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between any Borrower and Lender nor to grant Lender any interest in the Individual Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents and the Guaranty Security Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents and the Guaranty Security Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity.

All news releases, publicity or advertising by either party to this Agreement through any media intended to reach the general public which refers to the Loan Documents, to the parties, or any of their Affiliates shall be subject to the prior approval of the other party, not to be unreasonably withheld or delayed.

Section 11.18 Cross Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a) Borrowers acknowledge that Lender has made the Loan to Borrowers and has accepted the Guaranty of Other Loans from Borrowers upon the security of its collective interest in the Individual Properties and in reliance upon the aggregate of the Individual Properties taken together being of greater value as collateral security than the sum of the Individual Properties taken separately. Borrowers agree that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which

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secure the Note and the Guaranty of Other Loans; (ii) an Event of Default under the Note, the Guaranty of Other Loans or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each First Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Individual Properties as security for the Note, and (iv) each Second Mortgage shall constitute security for the Guaranty of Other Loans as if a single blanket lien were placed on all of the Individual Properties as security for the Guaranty of Other Loans.

(b) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, such Borrower’s partners and others with interests in any Borrower, and of the Individual Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents or the Guaranty Security Documents to a sale of the Individual Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Individual Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to such Borrower which would require the separate sale of the Individual Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Individual Properties before proceeding against any other Individual Property or combination of Individual Properties; and further in the event of such foreclosure Borrowers do hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Individual Properties.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Guaranty Security Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Guaranty Security Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents and Guaranty Security Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrowers acknowledge that, with respect to the Loan, Borrowers shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate

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of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrowers acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrowers or its Affiliates.

Section 11.21 Brokers and Financial Advisors.

Borrowers hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrowers shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrowers or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the obligations contained in the Note, this Agreement, the Mortgage, the other Loan Documents or the Guaranty Security Documents by any action or proceeding wherein a money judgment shall be sought against Borrowers, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages, the other Loan Documents and the Guaranty Security Documents, or in the Individual Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents and the Guaranty Security Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of Borrowers’ interest in the Individual Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages, the other Loan Documents and the Guaranty Security Documents, shall not sue for, seek or demand any deficiency judgment against Borrowers in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages, the other Loan Documents or the Guaranty Security Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents or the Guaranty Security Documents; (b) impair the right of Lender to name any Borrower or all Borrowers as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully

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realize on any security given by any Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Borrower or any guarantor in connection with the Loan;

(ii) the gross negligence or intentionally tortious conduct of any Borrower;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgages concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv) the removal or disposal of any portion of the Individual Properties after an Event of Default;

(v) the misapplication or conversion by any Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Individual Properties, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Individual Properties, or (C) any Rents following an Event of Default;

(vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Individual Properties unless Borrowers promptly bond off the resulting Lien from the affected Individual Property to the reasonable satisfaction of the Lender and in compliance with applicable law;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Individual Properties which are not delivered to Lender upon a foreclosure of the Individual Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) Borrowers’ indemnification of Lender set forth in Section 9.2 hereof; and

(ix) Borrower’s failure to obtain the prior consent of Lender as required pursuant to this Agreement in connection with any amendment, modification or termination of any of the following Leases: Aventis Lease, Gemini Lease, Harcourt Lease and State Street Lease (this clause (ix) shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents).

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender

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may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrowers in the event that: (i) any Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien encumbering the Individual Properties; (ii) any Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, or conveyance of the Individual Properties or any interest therein as required by the Mortgages or this Agreement; (iii) any Borrower files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, any Borrower files, or joins in the filing of, an involuntary petition against any Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower from any Person; (v) any Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls any Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for any Borrower or any portion of any Individual Property; or (vii) any Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 11.23 Prior Agreements.

This Agreement and the other Loan Documents and the Guaranty Security Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement, the other Loan Documents and the Guaranty Security Documents.

Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement, the other Loan Documents and the Guaranty Security Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other costs relating to or arising under the Servicing Agreement, including the payment, on a monthly basis, of the monthly servicing fee due to the Servicer under the Servicing Agreement in an amount not to exceed one basis point on the amount of the Loan per annum. Servicer shall also be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

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(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrowers pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrowers shall have been given notice of Servicer’s address by Lender, Borrowers shall deliver to Servicer duplicate originals of all notices and other instruments which Borrowers may or shall be required to deliver to Lender pursuant to this Agreement, the Note, the other Loan Documents and the Guaranty Security Documents (and no delivery of such notices or other instruments by any Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability.

If Borrower is comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other Obligations hereunder shall be the joint and several obligation of each entity making up Borrower and a Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Borrower. The representations, covenants and warranties contained herein or in any other Loan Document shall be read to apply to the individual entities comprising Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents shall be deemed a breach by all such entities and such Borrower, entitling the Lender to exercise all of its rights and remedies under all the Loan Documents and under applicable law.

Section 11.26 Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage, the other Loan Documents or the Guaranty Security Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage, the Loan Documents and any other Security Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27 Assignments and Participations.

(a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement, the Note, the Mortgage, any Loan Document and any Security Document.

(b) Upon such execution and delivery, from and after the effective date of any such Assignment, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (ii) Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) Borrower shall

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continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents and the Guaranty Security Documents.

(d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrowers or any of their Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrowers or any of their Affiliates.

Section 11.28 Set-Off.

In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to Borrowers, any such notice being expressly waived by Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) and the expiration of any applicable grace, notice and cure periods, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrowers. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:
MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation
By:
Name:
Title:

BORROWER:
WELLS REIT – AUSTIN, TX, L.P.,
a Delaware limited partnership

By:	Wells REIT – AUSTIN, TX, LLC,
a Delaware limited liability company, d/b/a Wells REIT – AUSTIN, TX GP, LLC
By:
	Name:	Douglas P. Williams
	Title:	Executive Vice President

WELLS REIT – MULTI-STATE OWNER, LLC,
a Delaware limited liability company
By:
Name:	Douglas P. Williams
Title:	Executive Vice President

WELLS REIT – NASHVILLE, TN, LLC,
a Delaware limited liability company
By:
Name:	Douglas P. Williams
Title:	Executive Vice President

WELLS REIT – BRIDGEWATER, NJ, LLC,
a Delaware limited liability company
By:
Name:	Douglas P. Williams
Title:	Executive Vice President